                                                                  Exhibit(d)(1)

                             TRANSACTION STATEMENT

                              BALLY'S GRAND, INC.

     This Rule 13E-3 Transaction Statement (the "Transaction Statement") is being sent on March 6, 1998 to the holders of record of Common Stock, par value $0.01 per share ("BGI Common Stock"), of Bally's Grand, Inc. ("BGI") and to the holders of record of Warrants to purchase BGI Common Stock ("BGI Warrants") as of March 5, 1998, in connection with the proposed short-form statutory merger (the "Merger") of Bally's CHLV Inc. ("Merger Sub"), an indirect, wholly owned subsidiary of Hilton Hotels Corporation ("Hilton"), with and into BGI. The Merger is to be consummated pursuant to the terms of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 6, 1998, by and among BGI, Merger Sub and Hilton and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"). The Merger Agreement was entered into pursuant to the terms of a court approved Settlement Agreement (as defined). See "Special Factors--Background of the Merger--Settlement Agreement." Merger Sub is the holder of over 90% of the issued and outstanding shares of BGI Common Stock, and the Merger will be accomplished pursuant to the provisions of Section 253 of the DGCL. As a result, no action by the holders of BGI Common Stock or BGI Warrants is required to approve or consummate the Merger and no such approval is sought. No meeting of the stockholders of BGI will be held. The Merger will become effective on March 26, 1998.


     Pursuant to the terms of the court approved Settlement Agreement and the Merger Agreement, (i) each share of BGI Common Stock outstanding immediately prior to the time at which the Merger is consummated (the "Effective Time"), other than those held by BGI, Merger Sub, Hilton or a subsidiary of Hilton, will, without any action on the part of any holder thereof, be automatically converted into the right solely to receive cash in the amount of $51.37 (representing $52.75 per share less a pro-rata percentage of attorneys' fees and expenses in the amount of $1.38 per share) without interest thereon (the "Stock Price"), subject to the rights of holders thereof to seek an appraisal of their shares and (ii) each BGI Warrant outstanding immediately prior to the Effective Time, other than those held by BGI, Merger Sub, Hilton or a subsidiary of Hilton, will, without any action on the part of the holder thereof, be automatically converted into the right solely to receive cash in the amount of $41.37 (representing $42.75 per BGI Warrant less a pro-rata percentage of attorneys' fees and expenses in the amount of $1.38 per BGI Warrant) (the "Warrant Price" and together with the Stock Price, the "Merger Price"), without interest thereon. See "Special Factors--Background of the Merger--Settlement Agreement" herein. In order to receive payment of the Stock Price and/or Warrant Price after the Effective Time, a properly completed Letter of Transmittal in the form enclosed herewith, together with certificates representing shares (or fractions thereof) of BGI Common Stock or BGI Warrants, must be delivered to The Bank of New York, as paying agent, by mail, hand delivery, or overnight courier in the manner set forth in the Letter of Transmittal.

     BGI'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND DETERMINED THAT THE MERGER IS FAIR TO HOLDERS OF BGI COMMON STOCK AND BGI WARRANTS. SEE "SPECIAL FACTORS--DETERMINATIONS BY THE BOARD; FAIRNESS OF THE MERGER."

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

     This Transaction Statement is accompanied by a notice of the availability of appraisal rights pursuant to Section 262(d)(2) of the DGCL. Under Section 262 of the DGCL, holders of BGI Common Stock who do not wish to accept the Stock Price have the right, if properly perfected, to seek an appraisal of the "fair value" of their shares (which could be less than or greater than the Stock Price that would otherwise have been paid to such holder pursuant to the Merger Agreement). Holders of BGI Warrants are not entitled to appraisal rights under the DGCL. For a discussion of the rights of holders of BGI Common Stock to seek such an appraisal, see "The Merger--Appraisal Rights of Common Stockholders."

     This Transaction Statement is also accompanied by BGI's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997 and its Proxy Statement for the Annual Meeting of Shareholders held February 3, 1997.
These reports contain additional information regarding BGI and should be read together with the information set forth herein. For a discussion of the availability of additional reports and other information regarding BGI and Hilton, see "Available Information."

     NO PROXIES OR CONSENTS ARE BEING SOLICITED IN CONNECTION WITH THE MERGER AND YOU ARE REQUESTED NOT TO SUBMIT A PROXY OR CONSENT.


     The date of this Transaction Statement is March 6, 1998.

                             TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

INTRODUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1

SPECIAL FACTORS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1

  Background of the Merger . . . . . . . . . . . . . . . . . . . . . . . .     1
  Purpose of and Reasons for the Merger. . . . . . . . . . . . . . . . . .     2
  Certain Effects of the Merger. . . . . . . . . . . . . . . . . . . . . .     2
  Plans for BGI Following the Merger . . . . . . . . . . . . . . . . . . .     3
  Determinations by the Board; Fairness of the Merger. . . . . . . . . . .     4
  Interests of Certain Persons in Securities of BGI and the Merger . . . .    11

THE MERGER. . . . . . . . . . . . . . . . . .  . . . . . . . . . . . . . .    12

  The Merger Agreement . . . . . . . . . . . . . . . . . . . . . . . . . .    12
  Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . .    13
  Material Federal Income Tax Consequences . . . . . . . . . . . . . . . .    14
  Accounting Treatment of the Merger . . . . . . . . . . . . . . . . . . .    15
  Surrender of Certificates; Payment to Holders. . . . . . . . . . . . . .    15
  Appraisal Rights of Common Stockholders. . . . . . . . . . . . . . . . .    17
  Source and Amount of Funds . . . . . . . . . . . . . . . . . . . . . . .    19
  Fees and Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . .    19

MARKET PRICE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . .    21

CERTAIN INFORMATION CONCERNING BGI . . . . . . . . . . . . . . . . . . . .    21

  BGI. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
  Summary Financial Data of BGI. . . . . . . . . . . . . . . . . . . . . .    22
  Directors of BGI . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
  Executive Officers Of BGI. . . . . . . . . . . . . . . . . . . . . . . .    23

CERTAIN INFORMATION CONCERNING HILTON AND MERGER SUB . . . . . . . . . . .    24

  Hilton and Merger Sub. . . . . . . . . . . . . . . . . . . . . . . . . .    24
  Directors of Hilton. . . . . . . . . . . . . . . . . . . . . . . . . . .    24
  Executive Officers of Hilton . . . . . . . . . . . . . . . . . . . . . .    26

AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . .    26

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE. . . . . . . . . . . . .    27


ANNEX I   -  Merger Agreement
ANNEX II  -  Letter of Transmittal
ANNEX III -  Section 262 of the Delaware General Corporation Law
ANNEX IV  -  Opinion of Ladenburg Thalmann & Co. Inc. dated June 12, 1997
ANNEX V   -  Opinion of Ladenburg Thalmann & Co. Inc. dated February 6, 1998

                                 INTRODUCTION


     This Rule 13E-3 Transaction Statement (the "Transaction Statement") is being sent on March 6, 1998 to the holders of record of Common Stock, par value $0.01 per share ("BGI Common Stock"), of Bally's Grand, Inc. ("BGI") and to the holders of record of Warrants to purchase BGI Common Stock ("BGI Warrants") as of March 5, 1998, in connection with the proposed short-form statutory merger (the "Merger") of Bally's CHLV Inc. ("Merger Sub"), an indirect, wholly owned subsidiary of Hilton Hotels Corporation ("Hilton"), with and into BGI. The Merger is to be consummated pursuant to the terms of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 6, 1998, by and among BGI, Merger Sub and Hilton and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"). The Merger Agreement was entered into pursuant to the terms of a court approved Settlement Agreement (as defined). See "Special Factors--Background of the Merger--Settlement Agreement." Merger Sub is the holder of over 90% of the issued and outstanding shares of BGI Common Stock, and the Merger will be accomplished pursuant to the terms of Section 253 of the DGCL. As a result, no action by the holders of BGI Common Stock or BGI Warrants is required to approve or consummate the Merger and no such approval is sought. No meeting of the stockholders of BGI will be held. The Merger will become effective on March 26, 1998.


     On December 18, 1996, Hilton acquired Bally Entertainment Corporation ("Bally") pursuant to a merger of Bally with and into Hilton (the
"Hilton/Bally Merger"). As a result, on such date BGI, formerly an indirect subsidiary of Bally, became an indirect subsidiary of Hilton. See "Special Factors--Background of the Merger--Hilton/Bally Merger."

                              SPECIAL FACTORS

BACKGROUND OF THE MERGER

     HILTON/BALLY MERGER. In May 1996, representatives of Hilton and Bally engaged in discussions concerning a possible business transaction. In June 1996, Hilton and Bally entered into a definitive merger agreement, which was approved by the shareholders of Hilton and Bally at special shareholder meetings in September 1996. On December 18, 1996, pursuant to the terms of the merger, Bally merged with and into Hilton with Hilton surviving the merger, and each share of common stock of Bally was converted into the right to receive one share of Hilton common stock and each share of Preferred Redeemable Increased Dividend Equity Securities, 8% PRIDES, Convertible Preferred Stock ("PRIDES") of Bally was converted into one share of Hilton PRIDES. At the time of the Hilton/Bally Merger, Bally owned through its wholly-owned subsidiaries approximately 84.0% of the outstanding shares of BGI Common Stock and as a result of the Hilton/Bally Merger Hilton succeeded to such ownership.

     SETTLEMENT AGREEMENT. On October 9, 1996, prior to the Hilton/Bally Merger, two derivative actions purportedly brought on behalf of BGI by BGI shareholders against its directors and Bally, one commenced in October 1995 and the other in September 1996, were consolidated under the caption IN RE:
BALLY'S GRAND DERIVATIVE LITIGATION in the Court of Chancery of the State of Delaware, in and for New Castle County. The consolidated complaint alleged breaches of fiduciary duty and waste of corporate assets in connection with certain actions including the sale by BGI to Bally of the capital stock of Paris Casino Corp. (the "Paris Transaction"), alleged improper delegation of duties by BGI's Board of Directors by virtue of a management agreement between BGI and Bally (the "Management Agreement"), the designation pursuant to the Management Agreement of recipients awarded BGI Common Stock pursuant to the Incentive Stock Plan of BGI, purchases of BGI Common Stock by BGI and Bally, and a consulting agreement entered into by BGI with Arveron Investments L.P. in connection with BGI's investments in publicly-traded securities and certain repurchases of BGI Common Stock. The plaintiff shareholders sought, among other things: (i) rescission of the Paris Transaction, (ii) a declaration that the Management Agreement was unlawful,
(iii) an accounting of damages to BGI and profits to defendants as a result of the transactions complained of, (iv) an accounting for purchases of BGI Common Stock by BGI and Bally, and (v) costs and expenses including reasonable attorneys' fees. A third derivative action purportedly brought on behalf of BGI against its directors, Bally, the manager under the Management Agreement and Hilton was commenced in November 1996 under the caption TOWER INVESTMENT GROUP, INC., ET AL. V. BALLY'S GRAND, INC., ET AL. in the Court of Chancery of the State of Delaware, in and for New Castle County. The complaint alleged breach of fiduciary duty and waste of corporate assets by BGI's directors and Bally in connection with the Paris Transaction, aiding and abetting by Hilton of the breaches of fiduciary duty and waste by

BGI's directors and Bally, fraud, willful misconduct or gross negligence by Bally and the manager under the Management Agreement in connection with the Management Agreement, breach of fiduciary duty by BGI's directors in connection with purchases of BGI's Common Stock by Bally while in possession of material inside information concerning BGI's earnings, breach of fiduciary duty by Bally in connection with alleged threats to abuse its controlling interest in BGI, and violation by BGI's directors and Bally of Section 203 of the Delaware General Corporation Law in connection with the Paris Transaction. The plaintiffs sought among other things: (i) rescission of the Paris Transaction, (ii) termination of the Management Agreement, (iii) appointment of a custodian to manage BGI's affairs, (iv) compensatory damages, (v) an order enjoining Bally and Hilton from conveying the Paris Casino-Resort, (vi) disgorgement by Bally and Hilton of the profits of the Paris Casino-Resort, (vii) disgorgement by Arthur M. Goldberg the Chief Executive of Bally of all payments, warrants and interests received in connection with the Hilton/Bally Merger, and (viii) disgorgement by Bally of profits earned from any transactions in shares of BGI Common Stock based upon material inside information. This action was subsequently consolidated with the original consolidated action in January 1997 under the caption IN RE:
BALLY'S GRAND, INC. SHAREHOLDERS LITIGATION (collectively, the "Litigation").

     On June 12, 1997, BGI reached an agreement in principle to settle the IN
RE: BALLY'S GRAND INC. SHAREHOLDERS LITIGATION pursuant to a Memorandum of Understanding dated June 12, 1997 (the "Memorandum") containing the terms to be provided in the Settlement Agreement (as defined below). Pursuant to the Memorandum, on June 24, 1997 BGI repurchased 966,747 shares of BGI Common Stock and 102,698 BGI Warrants from certain plaintiffs (the "Institutional Plaintiffs") at a price of $52.75 per share in cash for the BGI Common Stock and $52.75 less the exercise price per BGI Warrant in cash for the BGI Warrants. The Institutional Plaintiffs remained responsible for the payment of their own attorneys' fees and expenses. As a result of such repurchases, Hilton became the indirect owner of approximately 95% of the outstanding shares of BGI Common Stock.

     On August 7, 1997, the parties entered into a Stipulation of Settlement (the "Settlement Agreement"). Pursuant to the terms of the Settlement Agreement, a subsidiary of Hilton will merge into BGI and each remaining outstanding share of BGI Common Stock not currently owned by Hilton or its affiliates will be converted into the right to receive $52.75 (less the pro rata percentage of the court-awarded attorneys' fees and expenses) per share in cash, and the remaining outstanding BGI Warrants not currently owned by Hilton or its affiliates will be converted into the right to receive the difference between $52.75 (less the pro rata percentage of the court-awarded attorneys' fees and expenses) and the exercise price per BGI Warrant in cash. See Cover pages of this Transaction Statement. The Settlement Agreement states that in connection with the Merger, holders of outstanding shares of BGI Common Stock will have appraisal rights under the DGCL and provides that in any such appraisal, the dissenting shareholder may assert, as an element of value, such holder's pro rata percentage of the derivative claims asserted in IN RE: BALLY'S GRAND INC. SHAREHOLDER LITIGATION. The Court ruled that the attorneys' fees and expenses of the remaining plaintiffs in the case, amounting to $1.25 million, would be allocated to all shares of BGI Common Stock (including shares issuable upon conversion of BGI Warrants) on a pro rata percentage basis, whether or not shareholders seek appraisal. The Settlement Agreement provides that with respect to shares for which appraisal is sought, the pro rata percentage amount allocated to those shares shall be deducted from the amount awarded in any appraisal proceeding. See "The Merger--Appraisal Rights of Common Stockholders."

     On October 9, 1997, the Court approved the Settlement Agreement and a final order and judgment was entered (the "Final Order"). In the Final
Order, the court adjudged that the Settlement Agreement is fair, reasonable, adequate and in the best interests of BGI and the holders of BGI Common Stock.

     On October 28, 1997, a sole shareholder appealed the court approval of the Settlement Agreement. On November 6, 1997, the Delaware Supreme Court granted a motion for an expedited appeal. On November 17, 1997, the sole shareholder voluntarily dismissed the appeal.

PURPOSE OF AND REASONS FOR THE MERGER

     The purpose of the Merger is to facilitate the settlement of the Litigation and provide an efficient mechanism whereby all shareholders of BGI, including shareholders not parties to the Settlement Agreement, are treated fairly and equitably. In negotiating with the plaintiff shareholders to settle the Litigation, BGI agreed to repurchase all BGI Common Stock and BGI Warrants held by the Institutional Plaintiffs. The Institutional Plaintiffs represented more than a majority of BGI's public shareholders. Consequently, a de minimis amount of shares would be left in public hands after consummation of such a repurchase. The parties determined therefore that it would be in the best interest of BGI and its shareholders to have BGI repurchase the remaining outstanding shares of BGI Common Stock and BGI Warrants not owned by Hilton or its affiliates for the equivalent consideration realized by the Institutional Plaintiffs. A merger structure was deemed to be the most practical and expeditious means of completing this type of transaction. The members of BGI's Board of Directors did not give consideration to any alternatives to the Merger as the most efficient and cost-effective approach to accomplishing the objectives set forth above was to engage in the Merger.

      The Board of Directors believes that it was in the best interests of BGI and its shareholders to settle the Litigation. The transaction is being undertaken at this time because the Settlement Agreement requires that Hilton use reasonable efforts to complete the Merger as soon as practicable so that the plaintiffs and the remaining shareholders receive the consideration for their shares as soon as practicable.

CERTAIN EFFECTS OF THE MERGER

      The following chart shows the corporate structure of Hilton and BGI both before and after the Merger:


     BEFORE MERGER                                AFTER MERGER
     -------------      Hilton(1)                 ------------       Hilton

                              100%                                         100%

                        Bally's                                      Bally's
                      Intermediate                                Intermediate
                        Sub Inc.                                     Sub Inc.

                              100%                                         100%

                    Bally's Sub Inc.                           Bally's Sub Inc.

                              100%                                         100%

                     Bally's Casino                             Bally's Casino
                     Holdings, Inc.                             Holdings, Inc.

                              100%                                         100%

                     Bally's CHLV                                     BGI
                         Inc.                                              100%
                                      8%
                               92%       Unaffiliated
                                         Stockholders

                          BGI                                       Subsidiaries

                              100%

                     Subsidiaries


     (1) Hilton has additional wholly-owned subsidiaries that are not related to BGI and that are not illustrated below.


     Following the Merger, Bally's Casino Holdings, Inc. will own the entire equity interest of BGI. As a result of the Merger, Hilton's indirect equity interest, which is currently 92%, will be increased to 100% and Hilton will thus have a corresponding increased interest in the net earnings and net book value of BGI. See "Certain Information Concerning BGI--Summary Financial Data of BGI." Consummation of the Merger will deprive the public stockholders of BGI the opportunity to continue to participate in any future growth and will enable Hilton to benefit from any such growth. There can be no assurance, however, that any such growth would be realized. The Merger will provide the public stockholders of BGI with an opportunity to liquidate their securities at an established price and eliminate any risk that the trading prices of the BGI securities may decline. In addition, holders of Common Stock have the right to seek an appraisal for their shares if they do not wish to accept the Stock Price. See "The Merger-Appraisal Rights of Common Stockholders" and "Material Federal Income Tax Consequences."


     Upon the effectiveness of the Merger, the BGI Common Stock and the BGI Warrants will cease to be outstanding and will be delisted from quotation on the NASDAQ National Market System. Moreover, registration of the BGI Common Stock and the BGI Warrants under the Securities Exchange Act of 1934, as amended (the "Exchange Act") will be terminated, whereupon BGI will no longer file periodic reports with the Securities and Exchange Commission. Reversion to private ownership will reduce certain general and administrative costs related to BGI's status as a public reporting company under the federal securities laws and will simplify and improve the administrative control of BGI by permitting management to make decisions solely on the basis of BGI's long range business interests without needing to address any possible adverse effects on the interests of public stockholders or conflicts of interest with the public stockholders. Furthermore, BGI will have access to Hilton's lower cost of capital, as Hilton does not plan to make any such funding available to BGI so long as there are public stockholders of BGI. BGI will benefit from the cost savings attributable to the elimination of these reporting obligations and the integration of BGI into the consolidated operations of Hilton and its subsidiaries.


     THE MERGER WILL BE EFFECTED UPON THE FILING OF A CERTIFICATE OF MERGER WITH THE SECRETARY OF STATE OF THE STATE OF DELAWARE, WHICH WILL OCCUR ON MARCH 26, 1998.


PLANS FOR BGI FOLLOWING THE MERGER

     Following the Merger, BGI's cash management procedures will be integrated with those of Hilton and its subsidiaries. In accordance therewith, BGI will make daily transfers of cash to Hilton. Depending on the cash needs of Hilton and its subsidiaries at year end, any receivables of BGI from Hilton may be canceled and treated as dividends to Hilton. In addition, it is anticipated that shares of Hilton Common Stock held by BGI will be canceled and retired.

     In connection with the Hilton/Bally Merger, Hilton made a cash tender offer for BGI's 10-3/8% First Mortgage Notes due 2003 (the "BGI Notes"). Pursuant thereto, Hilton purchased approximately $312.6 million of BGI Notes. Following the Merger, Hilton and BGI intend to cancel the BGI Notes held by Hilton. Pursuant to the terms of the Indenture governing the BGI Notes, BGI may be discharged from certain obligations and covenants in respect thereof by depositing cash with the trustee under the Indenture sufficient to pay all principal and interest on the BGI Notes on the dates such payments are due in accordance with the terms of the BGI Notes (a "Defeasance"). BGI intends to effect a Defeasance with respect to the remaining approximately $2.4 million aggregate principal amount of BGI Notes to be outstanding following the Merger.

     Pursuant to the terms of the Merger Agreement, the directors of Merger Sub will be the directors of BGI. Arthur Goldberg is the sole director of Merger Sub. See "The Merger--The Merger Agreement--Directors and Officers of the Surviving Company."

DETERMINATIONS BY THE BOARD; FAIRNESS OF THE MERGER

     BACKGROUND. At a meeting held on June 12, 1997, BGI's Board of Directors unanimously determined (i) to approve the settlement of the litigation in accordance with the terms contemplated by the Memorandum and the Settlement Agreement and (ii) that the Merger is fair to holders of BGI Common Stock and BGI Warrants. The Board of Directors of BGI is comprised of five directors, three of whom are independent directors.

     In reaching its conclusions with respect to the fairness of the Merger to BGI shareholders, BGI's Board of Directors considered the following material factors:

     (a) the presentation by, and the opinions of, the investment banking firm of Ladenburg Thalmann & Co. Inc. ("Ladenburg") delivered to the BGI Board of Directors at the June 12, 1997 meeting;

     (b) the terms of the Memorandum and the proposed terms of the Settlement Agreement which were negotiated on an arms-length basis with the plaintiffs in the litigation and the fact that such plaintiffs owned in excess of 50% of the outstanding shares of BGI Common Stock not owned by Hilton or its affiliates;

     (c) the price that BGI paid to repurchase shares of BGI Common Stock from an unaffiliated third party in April 1997 (see "Market Price
Information" herein);

     (d)  the current and historical trading prices of BGI Common Stock; and

     (e) the likely effects of current industry, economic and market conditions on the financial condition, results of operations, prospects and business of BGI.

     The Board of Directors viewed the Ladenburg opinion to be an important factor in its consideration of the fairness of the Merger as Ladenburg, an internationally recognized investment banking firm, undertook a detailed analysis of BGI, its business, its financial condition, its competitors and its historical share prices in connection with rendering its fairness opinion. See "Opinions of Financial Advisor" below. Furthermore, the fairness of the Merger is implicit where, as here, the terms of the settlement were the result of extensive arms-length negotiations with the plaintiff shareholders owning in excess of a majority of the shares of BGI Common Stock not owned by Hilton or its affiliates. The Board considered that from January 1, 1996 through the quarter preceding that in which the settlement was reached, the quarterly high bid price for the BGI Common Stock ranged between $20 to $48 and the low bid price ranged from $16 to $34, and the BGI Warrants had quarterly high bid ranges for such period between $10 3/8 and $37 and low bid prices ranging from $6.50 to $26 1/8. See "Market Price Information." Such prices are all below the Stock Price and the Warrant
Price. Additionally, the Board considered that in April 1997 BGI repurchased in a privately negotiated transaction with a sophistocated, unaffiliated third party shares of BGI Common Stock at a price of $36 per share and BGI Warrants at a price of $26.25 per Warrant, prices well below the consideration to be received for such securities in the Merger. Finally, the Board considered BGI's business and financial condition in light of current industry conditions and the fact that BGI owns a single property on the Las Vegas strip and the attendant risks to BGI's business as described under "--Opinions of Financial Advisor--Qualitative Considerations." All the foregoing factors supported the Board's finding that the Merger is fair to the shareholders. Although the Board did not independently evaluate the net book value, going concern value or liquidation value of BGI in connection with its fairness determination, it received the opinion of Ladenburg that the price to be paid to shareholders is fair, from a financial point of view, to the shareholders. In addition, the Board of Directors did not seek any offers from unaffiliated third parties to purchase BGI because more than 80% of the equity of BGI was indirectly held by Hilton, and the Board did not receive any such offers during the preceding eighteen month period.


     BGI's Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination that the Merger is fair to holders of BGI Common Stock and BGI Warrants.

     A separate approval of the Merger by at least a majority of the unaffiliated security holders was not necessary because the settlement had already been approved by the plaintiff shareholders who owned in excess of 50% of the outstanding shares of BGI Common Stock not owned by Hilton or its affiliates. The Board of Directors did not retain any unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the transaction or preparing a report concerning the fairness of the transaction, since the plaintiff shareholders had already negotiated the terms of the transaction. BGI did retain Ladenburg on its behalf, however, to render an opinion as to the fairness of the transaction. See "--Opinions of Financial Advisor" below.


     Hilton also believes that the Merger is fair to holders of BGI Common Stock and BGI Warrants. In reaching its conclusion with respect to such fairness, Hilton has adopted the analysis of BGI's Board of Directors described above.

     OPINIONS OF FINANCIAL ADVISOR. BGI retained Ladenburg to act as its financial advisor with respect to the Merger based upon Ladenburg's qualifications, experience and expertise. As part of its role as financial advisor to BGI, Ladenburg was asked to render an opinion to the Board of Directors of BGI as to the fairness of the transactions contemplated by the proposed settlement of the litigation, from a financial point of view. Ladenburg delivered an oral opinion to the BGI Board of Directors on June 12, 1997 to the effect that (1) the price to be paid to the Institutional Plaintiffs to repurchase their shares of BGI Common Stock and BGI Warrants is fair from a financial point of view, to BGI and its shareholders other than the Institutional Plaintiffs, and (2) the price to be paid for the remaining shares of BGI Common Stock in the Merger is fair, from a financial point of view, to the shareholders of BGI other than Hilton. In addition, Ladenburg delivered its written opinion to the Board of Directors of BGI dated as of June 12, 1997 (the "June 12 Opinion"), a copy of which is attached as Annex IV to this Transaction Statement, to the effect that as of such date the price to be paid to the Institutional Plaintiffs to repurchase their shares of BGI Common Stock and BGI Warrants is fair, from a financial point of view, to the shareholders of BGI. On February 6, 1998, Ladenburg delivered its written opinion to the Board of Directors of BGI dated as of February 6, 1998 (the "February 6 Opinion" and, together with the June 12 Opinion, the "Opinions"), a copy of which is attached as Annex V to this Transaction Statement, to the effect that as of such date, the price to be paid for the remaining shares of BGI Common Stock and BGI Warrants is fair, from a financial point of view, to the shareholders of BGI. BGI's shareholders are urged to read the Opinions in their entirety for assumptions made and matters considered by Ladenburg.

           INFORMATION AND MATERIALS CONSIDERED. In connection with rendering its Opinions, Ladenburg reviewed such information as it deemed necessary or appropriate for the purpose of rendering the Opinions. In connection with the June 12 Opinion, Ladenburg reviewed information including, but not limited to, the following: (i) the Memorandum; (ii) the Annual Reports on Form 10-K for BGI for the three fiscal years ended December 31, 1994, December 31, 1995 and December 31, 1996; (iii) detailed internal financial statements for BGI for the fiscal years ended December 31, 1995 and December 31, 1996 and the quarter ended March 31, 1997; (iv) management's five-year projected financial statements for BGI for the fiscal years ending December 31, 1997, December 31, 1998, December 31, 1999; December 31, 2000 and December 31, 2001; (v) BGI's common stock price and volume trading history; and (vi) publicly available market information regarding the industry, BGI and its competitors. In connection with the February 6 Opinion, Ladenburg reviewed information including, but not limited to, the following: (i) the Merger Agreement; (ii) the Annual Reports on Form 10-K for BGI for the three fiscal years ended December 31, 1994, December 31, 1995 and December 31, 1996; (iii) the Quarterly Report on Form 10-Q for the Company for the nine months ended September 30, 1997; (iv) detailed internal financial statements for BGI for the fiscal years ended December 31, 1995, December 31, 1996 and December 31, 1997; (v) management's five-year projected financial statements for BGI for the fiscal years ending December 31, 1998, December 31, 1999, December 31, 2000, December 31, 2001 and December 31, 2002; (vi) BGI's common stock price and volume trading history; and (vii) publicly available market information regarding the industry, BGI and its competitors. In addition, Ladenburg met with members of senior management of BGI at its offices in Las Vegas, Nevada to discuss the historical and prospective industry environment and operating results for BGI.

          In rendering its Opinions, Ladenburg assumed and relied upon the accuracy, completeness and fairness, without assuming any responsibility for the independent verification of, all financial and other information that was available to it from public sources, that was provided to Ladenburg by BGI, or that was otherwise reviewed by Ladenburg. With respect to financial projections supplied to Ladenburg, Ladenburg assumed that they were reasonably prepared based on BGI's then current estimate of results, and Ladenburg has relied upon such projections and made no independent verification of the bases, assumptions, calculations or other information contained therein. Ladenburg has not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of BGI, and Ladenburg does not assume any responsibility for verifying any of the information reviewed. Ladenburg was not authorized to, and did not, solicit third party indications of interest in acquiring all or part of BGI, and Ladenburg was not asked to consider, and its Opinions do not address, the consideration BGI might receive from a third-party purchaser, the relative merits of the settlement or the Merger as compared to any alternative business strategies that might exist for BGI or the effect of any other transaction in which BGI might engage. The Opinions are necessarily based upon information available to Ladenburg, and financial, stock market and other conditions and circumstances existing and disclosed to Ladenburg, as of the date of each Opinion.

          THE FULL TEXT OF THE WRITTEN OPINIONS, WHICH SET FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS OF THE REVIEWS UNDERTAKEN, ATTACHED HERETO AS ANNEX IV AND ANNEX V, ARE INCORPORATED HEREIN BY REFERENCE. HOLDERS OF BGI COMMON STOCK AND WARRANTS ARE URGED TO READ THE OPINIONS CAREFULLY IN THEIR ENTIRETY. LADENBURG'S OPINIONS ARE DIRECTED ONLY TO THE FAIRNESS TO THE HOLDERS OF BGI COMMON STOCK AND BGI WARRANTS OF THE MERGER PRICE FROM A FINANCIAL POINT OF VIEW AND DO NOT ADDRESS ANY OTHER ASPECT OF THE TRANSACTIONS. THE SUMMARY OF THE OPINIONS SET FORTH IN THIS TRANSACTION STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINIONS.

          OVERVIEW OF ANALYSES. Ladenburg used both quantitative and qualitative assessments to evaluate BGI. Ladenburg's determination that the Merger Price is fair, from a financial point of view, to the holders of BGI Common Stock and BGI Warrants is based on all the quantitative and qualitative analyses described herein.

          Ladenburg conducted a number of valuation analyses of consideration values to be received in the settlement and the Merger and determined a range of per share equity values for BGI. The analyses used to determine per share equity values for BGI included a historical market price analysis, a market multiples analysis, an acquisition multiples analysis, a discounted cash flow analysis and a takeover premium analysis. Ladenburg used the median per share equity value from each analysis to develop a range of values for BGI. Ladenburg compared the Merger Price to the range of derived equity values for BGI.

          QUALITATIVE CONSIDERATIONS. In addition to the quantitative analyses discussed below, Ladenburg considered a number of qualitative factors related to BGI. Ladenburg did not apply weightings to any of these qualitative analyses. Among the qualitative factors relating to BGI, Ladenburg noted: (i) BGI's position with only one logical buyer (Hilton) served to limit the potential upside in an exit scenario; (ii) BGI's lack of growth potential through projects outside its existing property; (iii) BGI's single property position results in concentrated risk; (iv) the increasing competition on the Las Vegas strip (the "Strip"); (v) the Paris Project may impact BGI; (vi) BGI's dependence on convention business; and
     (vii) BGI's lack of a marquee attraction which will pose a challenge in the future given the trend towards themed properties on the Strip.

          QUANTITATIVE ANALYSES. In connection with the June 12 Opinion, Ladenburg reviewed BGI's historical financial performance for each of the three fiscal years in the three-year period ended December 31, 1996 and the three months ended March 31, 1996 and March 31, 1997, and its projected performance as developed by management based on assumptions management believed were reasonable for the next five years. In connection with the February 6 Opinion, Ladenburg reviewed BGI's historical financial performance for each of the three fiscal years in the three-year period ended December 31, 1996 and the nine months ended September 30, 1996 and September 30, 1997, and its projected performance as developed by management based on assumptions management believed were reasonable for the next five years. Ladenburg evaluated BGI, through various methods described below, to derive implied aggregate equity values and implied per share equity values for 100% of the value of BGI.

          (a) HISTORICAL MARKET PRICE ANALYSIS. In connection with the June 12 Opinion, Ladenburg examined the closing market prices of BGI's common stock over the 90-day trading period prior to June 11, 1997 during which time the closing market price ranged from $31.75 to $40.63 and had an average high and low trading price of $36.28 and $35.52, respectively, and a closing price of $39.00 on June 10, 1997, two days prior to the date of the June 12 Opinion.

          In connection with the February 6 Opinion, Ladenburg examined the closing market prices of BGI's common stock over the 90-day trading period prior to February 6, 1998 during which time the closing market price ranged from $50.00 to $51.38 and had an average high and low trading price of $50.90 and $50.77, respectively, and a closing price of $50.75 on February 4, 1998, two days prior to the date of the February 6 Opinion.

          (b) MARKET MULTIPLES ANALYSIS. Ladenburg conducted a market multiples analysis for BGI which determined the implied public market value based on the multiples of comparable public companies. Ladenburg derived results based upon the multiples of the following group of public companies which Ladenburg believes are comparable to BGI in terms of similar customer profiles and locations principally on or adjacent to the Strip: Boyd Gaming Corporation, MGM Grand, Inc., Primadonna Resorts, Inc., Rio Hotel & Casino, Inc., Riviera Holdings Corporation and Station Casinos, Inc. (the "Comparable Companies").

          For all the Comparable Companies, Ladenburg derived the following median common stock trading multiples for the Comparable Companies: (i) revenues; (ii) earnings before interest, taxes, depreciation and amortization ("EBITDA"); (iii) earnings before interest and taxes ("EBIT");
     (iv) net income; (v) projected net income; and (vi) book value. Revenue, EBITDA and EBIT multiples are based on total enterprise value divided by each financial measure, respectively. Total enterprise value is defined as the market value of common stock, plus total debt, less cash and cash equivalents. The net income, projected net income and book value multiples are derived by dividing the market value of the common stock in aggregate, or per share stock price as appropriate, by net income, projected net income and book value.

          The implied equity valuations for BGI based on revenue, EBITDA and EBIT were calculated by multiplying BGI's revenue, EBITDA and EBIT by the median revenue, EBITDA and EBIT multiples, respectively, for the Comparable Companies, then subtracting debt outstanding and adding cash and cash equivalents. To arrive at equity valuations based on net income, projected net income and book value, Ladenburg multiplied BGI's net income, projected net income and book value by the median net income, projected net income and book value multiples, respectively, for the Comparable Companies. This range of implied equity values was divided by the total number of BGI's shares outstanding, assuming the exercise of all BGI Warrants with an exercise price of $10.00 using the treasury stock method, to derive a range of implied equity values per share.

          In connection with the June 12 Opinion, Ladenburg calculated the median market multiples for the Comparable Companies as follows: (1) 2.2x as a multiple of revenues; (ii) 7.9x as a multiple of EBITDA; (iii) 10.9x as a multiple of EBIT; (iv) 15.9x as a multiple of net income; (v) 13.3x as a multiple of projected net income for year one; (vi) 11.6x as a multiple of projected net income for year two; and (vii) 1.8x as a multiple of book value. The results of this analysis indicated a range of per share equity values for BGI's common stock of $25.57 to $62.34, the median of which was $41.99 per share.

          In connection with the February 6 Opinion, Ladenburg calculated the median market multiples for the Comparable Companies as follows: (1) 2.2x as a multiple of revenues; (ii) 7.5x as a multiple of EBITDA; (iii) 11.0x as a multiple of EBIT; (iv) 17.7x as a multiple of net income; (v) 15.9x as a multiple of projected net income for year one; (vi) 15.5x as a multiple of projected net income for year two; and (vii) 2.1x as a multiple of book value. The results of this analysis indicated a range of per share equity values for BGI's common stock of $23.30 to $66.26, the median of which was $54.94 per share.

          (c) ACQUISITION MULTIPLES ANALYSIS. Ladenburg conducted an acquisition multiples analysis which was similar to the market multiples analysis but instead relied upon multiples from comparable merger and acquisition transactions. For purposes of this analysis, the purchase price was equal to the amount paid for the target's equity and the transaction value was equal to the purchase price, plus the target's outstanding interest-bearing debt, less cash and cash equivalents.

          In connection with the June 12 Opinion, Ladenburg compared multiples from merger and acquisition transactions of the following target and acquiring companies, respectively: the pending acquisition of Riviera Holdings Corporation by entities controlled by Allen Paulson, the acquisition of Griffin Gaming & Entertainment, Inc. by Sun International Resorts Ltd., the acquisition of Bally by Hilton, the acquisition of Par-A-Dice Gaming Corporation by Boyd Gaming Corporation, the acquisition of Boomtown, Inc. by Hollywood Park, Inc., the acquisition of certain gaming interests owned by Edward J. DeBartolo Corporation by Casino America, Inc., the acquisition of the Sahara Hotel & Casino by Bill Bennett, the acquisition of the Hacienda Resort Hotel & Casino by Circus Circus Enterprises, the acquisition of Gold Strike Resorts, Inc. by Circus Circus Enterprises and the acquisition of Caesar's World, Inc. by ITT Corporation. Ladenburg determined that the following transactions represented a core group of transactions most comparable to BGI in terms of the acquired company's gaming business profile: the pending acquisition of Riviera Holdings Corporation by entities controlled by Allen Paulson, the acquisition of Griffin Gaming & Entertainment, Inc. by Sun International Resorts Ltd., the acquisition of Bally by Hilton, the acquisition of Par-A-Dice Gaming Corporation by Boyd Gaming Corporation, the acquisition of Boomtown, Inc. by Hollywood Park, Inc., the acquisition of Gold Strike Resorts, Inc. by Circus Circus Enterprises and the acquisition of Caesar's World, Inc. by ITT Corporation.

          The median multiples for the selected transactions were as follows:
     (I) 1.7x as a multiple of revenues; (ii) 7.0x as a multiple of EBITDA;
     (iii) 10.7x as a multiple of EBIT; (iv) 23.8x as a multiple of net income;
     (v) 18.0x as a multiple of projected net income for year one; and (vi) 3.7x as a multiple of book value. The range of implied equity values derived from the acquisition multiples analysis was divided by the number of shares of BGI's common stock outstanding, assuming the exercise of all BGI Warrants with an exercise price of $10.00 using the treasury stock method, to derive implied equity value per share. In connection with the June 12 Opinion, the range of implied equity values per share of BGI's common stock was $41.35 to $62.89, the median of which was $52.88.

          In connection with the February 6 Opinion, Ladenburg compared multiples from merger and acquisition transactions of the following target and acquiring companies, respectively: the pending acquisition of Harveys Casino Resorts by Colony Capital Inc., the pending acquisition of Station Casinos, Inc. by Crescent Real Estate, the pending acquisition of Showboat, Inc. by Harrah's Entertainment, Inc., the pending acquisition of ITT Corporation by Starwood Hotels & Resorts, the pending acquisition of Colorado Gaming & Entertainment Co. by Ladbroke Group, PLC, the pending acquisition of Riviera Holdings Corporation by entities controlled by Allen Paulson, the acquisition of Griffin Gaming & Entertainment, Inc. by Sun International Hotels Ltd., the acquisition of Bally by Hilton, the acquisition of Par-A-Dice Gaming Corporation by Boyd Gaming Corporation, the acquisition of Boomtown, Inc. by Hollywood Park, Inc., the acquisition of certain gaming interests owned by Edward J. DeBartolo Corporation by Casino America, Inc., the acquisition of the Sahara Hotel & Casino by Bill Bennett, the acquisition of the Hacienda Resort Hotel & Casino by Circus Circus Enterprises, the acquisition of Gold Strike Resorts, Inc. by Circus Circus Enterprises and the acquisition of Caesar's World, Inc. by ITT Corporation. Ladenburg determined that the following transactions represented a core group of transactions most comparable to BGI in terms of the acquired company's gaming business profile: the pending acquisition of Harveys Casino Resorts by Colony Capital Inc., the pending acquisition of Station Casinos, Inc. by Crescent Real Estate, the pending acquisition of Showboat, Inc. by Harrah's Entertainment, Inc., the pending acquisition of Riviera Holdings Corporation by entities controlled by Allen Paulson, the acquisition of Griffin Gaming & Entertainment, Inc. by Sun International Hotels Ltd., the acquisition of Bally by Hilton, the acquisition of Par-A-Dice Gaming Corporation by Boyd Gaming Corporation, the acquisition of Boomtown, Inc. by Hollywood Park, Inc., the acquisition of Gold Strike Resorts, Inc. by Circus Circus Enterprises and the acquisition of Caesar's World, Inc. by ITT Corporation.

          The median multiples for the selected transactions were as follows:
     (1) 1.7x as a multiple of revenues; (ii) 7.4 as a multiple of EBITDA; (iii) 12.0x as a multiple of EBIT; (iv) 21.3x as a multiple of net income; (v) 18.0x as a multiple of projected net income for year one; and (vi) 2.8x as
     a multiple of book value.   The range of implied equity values derived from
     the acquisition multiples analysis was divided by the number of shares of BGI's common stock outstanding, assuming the exercise of all BGI Warrants with an exercise price of $10.00 using the treasury stock method, to derive implied equity value per share. In connection with the February 6 Opinion, the range of implied equity values per share of BGI's common stock was $30.59 to $72.98, the median of which was $57.30.

          (d) DISCOUNTED CASH FLOW ANALYSIS. Ladenburg conducted a discounted cash flow analysis which derived implied equity values based on the present value of future net cash flows, less current total debt, plus current total cash and cash equivalents. The cash flows were discounted using a range of discount rates based upon a representative range of weighted average costs of capital in the industry. For purposes of this analysis, annual free cash flow equals de-levered net income, plus depreciation and amortization, less capital expenditures, less the change in working capital. In the exit year, free cash flow also included proceeds from the sale of the business, which is typically assumed only for valuation purposes as a more representative "terminal value" than using cash flows in perpetuity. The terminal value was determined by applying a range of exit multiples based on the median EBITDA multiple of the Comparable Companies.

          In connection with the June 12 Opinion, Ladenburg applied discount rates of 12.1% to 14.1% and exit multiples of 7.4x to 8.4x. The equity value was divided by the number of shares of BGI's common stock outstanding, assuming the exercise of all BGI Warrants with an exercise price of $10.00 using the treasury stock method, to derive implied equity value per share. The equity value per share ranged from $48.70 to $61.68, the median of which was $54.95.

          In connection with the February 6 Opinion, Ladenburg applied discount rates of 12.1% to 14.1% and exit multiples of 7.0x to 8.0x. The equity value was divided by the number of shares of BGI's common stock outstanding, assuming the exercise of all BGI Warrants with an exercise price of $10.00 using the treasury stock method, to derive implied equity value per share. The equity value per share ranged from $41.76 to $54.86, the median of which was $48.07.

          (e) TAKEOVER PREMIUM ANALYSIS. Ladenburg conducted a takeover premium analysis which derived an implied per share stock price based on the market value premium typically given to a public company upon the announcement of a takeover of that company. In connection with the June 12 Opinion, Ladenburg looked at 100% completed acquisitions of a public company from June 10, 1996 to June 10, 1997. In connection with the February 6 Opinion, Ladenburg looked at 100% completed acquisitions of a public company from February 4, 1997 to February 4, 1998. Ladenburg compared the takeover stock price of the target company to the target company stock price one day and one week prior to the original announcement date. Ladenburg derived a mean and median takeover price premium one day and one week prior to the takeover announcement. Ladenburg then applied the mean and median percentage premiums to BGI's stock price one day and one week prior to the announcement of the Transaction on June 11, 1997 to derive a mean and median implied share price, for the one day and one week periods, respectively.

          In connection with the June 12 Opinion, the mean implied share price for the one day and one week time periods was $50.14 and $51.50, respectively. The median implied share price for the one day and one week time periods was $46.02 and $48.88, respectively. The resulting median of these four per share values indicated a per share stock price of $49.51.

          In connection with the February 6 Opinion, the mean implied share price for the one day and one week time periods was $49.60 and $54.55, respectively. The median implied share price for the one day and one week time periods was $47.37 and $52.24, respectively. The resulting median of these four per share values indicated a per share stock price of $50.92.

          COMPARISON OF THE CONSIDERATION TO THE VALUES OF BGI. Ladenburg concluded that the Merger Price is fair, from a financial point of view, to the shareholders (which includes the BGI Warrant holders) of BGI, based on among other things (including the factors discussed above under "--Qualitative Considerations"), the fact that the Merger Price falls within the range of values for BGI of (i) $41.99 to $54.95 for the June 12 Opinion and (ii) $48.07 to $57.30 for the February 6 Opinion.

          LIMITATIONS OF ANALYSES. Although each of the analyses employed by Ladenburg in rendering its Opinions is summarized above, the above summary does not purport to be a complete description of Ladenburg's analyses and contains those aspects of Ladenburg's analyses deemed most relevant. In its analyses, Ladenburg made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, based on, among other things, information provided to (and relied upon by) Ladenburg by BGI, many of which are beyond the control of BGI. Any estimates contained in Ladenburg's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Additionally, estimates of the value of businesses do not purport to be appraisals or necessarily to reflect the prices at which businesses actually may be sold. Because such estimates are inherently subject to uncertainty since the assumptions upon which such estimates are based may not materialize, none of BGI, Ladenburg nor any other person assumes responsibility for the accuracy of such estimates. Ladenburg's analysis does not reflect, among other things, changes since the date of each Opinion for BGI's business or prospects, changes in general business and economic conditions or any other transaction or event that has occurred or that may occur and that was not anticipated at the time such materials were prepared.

          Ladenburg is an internationally recognized investment banking firm which, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, merchant banking, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

          Ladenburg was engaged to render the Opinions and Ladenburg will receive an aggregate fee in connection therewith of $200,000. In addition, BGI agreed to reimburse Ladenburg for its reasonable, out-of-pocket expenses. BGI also agreed, in a separate letter agreement, to indemnify Ladenburg, its affiliates and each of their respective directors, officers, agents, consultants and employees and each person, if any, controlling Ladenburg or any of its affiliates against certain liabilities, including liabilities under federal securities laws. In the ordinary course of its business Ladenburg may trade the securities of BGI and Hilton for its own account and for the account of its customers, and may at any time hold a long or short position in such securities.

          During the past two years, Ladenburg has performed financial services for Bally Total Fitness Holding Corporation ("Bally Total Fitness").
     Arthur Goldberg, a director and the President of BGI, is a director and Chairman of the Board of Bally Total Fitness. Ladenburg received customary compensation in connection with its role as one of the underwriters of seven million shares of common stock of Bally Total Fitness and received warrants to purchase 250,000 shares of Bally Total Fitness common stock for $10 per share as compensation for a $7.5 million bridge loan to Bally Total Fitness. In addition, Ladenburg also received customary compensation in connection with its role as one of the placement agents of a private placement of $225 million aggregate principal amount of senior subordinated notes for Bally Total Fitness.

     Copies of the Opinions are attached hereto as Annex IV and Annex V. The Opinions will also be made available for inspection and copying at the principal executive offices of BGI during regular business hours by any interested security holder or its representative who has been so designated in writing.

INTERESTS OF CERTAIN PERSONS IN SECURITIES OF BGI AND THE MERGER


     As of March 5, 1998, Hilton's wholly-owned subsidiaries held 7,153,238 shares (or approximately 92% of the outstanding shares) of the outstanding BGI Common Stock. Such shares of BGI Common Stock held by Hilton's affiliates will be canceled in the Merger and no consideration will be paid therefor. See "The Merger--Conversion of Securities in the Merger." Since the consummation of the Hilton/Bally Merger, Hilton has continuously indirectly owned in excess of 84% of the outstanding BGI Common Stock and currently indirectly owns approximately 92% of the outstanding shares of BGI Common Stock. For a discussion of certain transactions between BGI and its affiliates, see the information on pages 12 to 14 in the definitive Proxy Statement for BGI's Annual Meeting of Stockholders held February 3, 1997 under the caption "Certain Transactions with Affiliates and Management" incorporated by reference herein, a copy of which is included herewith.

     To the knowledge of Hilton and BGI, there are no contracts, arrangements, understandings or relationships in connection with the Merger with respect to the shares of BGI Common Stock or BGI Warrants other than the Merger Agreement, the Memorandum, the Settlement Agreement, the Final Order and the agreement with The Bank of New York to serve as paying agent.


     To the knowledge of Hilton and BGI, after reasonable inquiry, as of March 5, 1998, no executive officer, director or affiliate of BGI or of Hilton or any of their affiliates (except as set forth above) owns any shares of BGI Common Stock or BGI Warrants except for William D. Harrold, Executive Vice President of BGI, who owns 266 shares of BGI Common Stock.


                                 THE MERGER

THE MERGER AGREEMENT

     The following discussion is a summary of the material provisions of the Merger Agreement. This summary and all other discussions of the terms of the Merger and the Merger Agreement included elsewhere in this Transaction Statement are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached hereto as Annex I and incorporated by reference herein.

     THE MERGER. Pursuant to the Merger Agreement, at the Effective Time Merger Sub will be merged with and into BGI in accordance with the applicable provisions of the DGCL, with BGI as the surviving corporation (as such, the "Surviving Company"), and the separate corporate existence of Merger Sub will thereupon cease. The Merger will have the effects specified in the DGCL.

     EFFECTIVE TIME. The Merger Agreement provides that, as soon as practicable, BGI and Merger Sub will cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware in accordance with
Section 253 of the DGCL. Upon completion of such filing, the Merger will become effective in accordance with the DGCL.

     CONVERSION OF SECURITIES IN THE MERGER. The Merger Agreement provides that, at the Effective Time (i) each share of BGI Common Stock and each BGI Warrant outstanding immediately prior to the Effective Time, held by BGI, Merger Sub, Hilton or any subsidiary of Hilton will be canceled and extinguished; (ii) each other share of BGI Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of BGI Common Stock held by a holder who demands and perfects rights of appraisal in accordance with the applicable provisions of the DGCL) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Stock Price, without interest, and will cease to be outstanding, (iii) each other BGI Warrant issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Warrant Price, without interest, from Hilton and will cease to be outstanding, and (iv) each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of common stock, par value $0.01 per share, of the Surviving Company. As a result of the Merger, each holder of a certificate representing BGI Common Stock that has not perfected his or her appraisal rights under the DGCL will cease to have any rights with respect thereto, except the right to receive the Stock Price upon surrender of such certificate as described below under the caption "-- Surrender of Certificates; Payment to Holders." Following consummation of the Merger, BGI will be an indirect, wholly-owned subsidiary of Hilton.

     CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE SURVIVING COMPANY. The Merger Agreement provides that the Certificate of Incorporation and By-Laws of BGI immediately prior to the Effective Time will be the Certificate of Incorporation and By-Laws of the Surviving Company after the Effective Time.

     DIRECTORS AND OFFICERS OF THE SURVIVING COMPANY. The Merger Agreement provides that the members of the Board of Directors of Merger Sub immediately prior to the Effective Time will be the members of the Board of Directors of the Surviving Company after the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the Certificate of Incorporation and the By-Laws of the Surviving Company, and the officers of BGI immediately prior to the Effective Time will be officers of the Surviving Company after the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the By-Laws of the Surviving Company.

     PAYMENT FOR SHARES OF BGI COMMON STOCK AND BGI WARRANTS. Promptly after the Effective Time, Hilton will make available to the Paying Agent (as defined below) funds in the amount sufficient to effect the delivery of the aggregate Stock Price and Warrant Price payable to the holders of BGI Common Stock and BGI Warrants, respectively.

     CLOSING OF STOCK TRANSFER RECORDS. No transfers of shares of BGI Common Stock or BGI Warrants will be made on the stock transfer books of BGI after the close of business on the day prior to the date of the Effective Time.

     CONDITIONS. The obligation of each party to the Merger Agreement to effect the Merger is subject to the satisfaction or waiver, prior to the Effective Time, of the following: (i) no statute or rule or injunction shall prevent the Merger and (ii) all governmental approvals required to consummate the Merger have been received.

     TERMINATION. Subject to the requirements of the Settlement Agreement, the Merger Agreement may be terminated at any time prior to the Effective Time by mutual agreement of BGI and Hilton or by BGI or Hilton if the conditions become incapable of fulfillment (other than as a result of any breach by a party seeking to terminate the Merger Agreement) and shall not have been waived in accordance with the terms of the Merger Agreement.

REGULATORY APPROVALS

     Other than (i) approvals of and filings made with certain gaming regulators, including the Nevada Gaming Commission, which have been obtained or made and (ii) the Final Order, no federal or state regulatory approvals are required to be obtained, nor any regulatory requirements complied with, by any party to the Merger Agreement, except for the requirements of the DGCL in connection with consummation of the Merger and the requirements of federal securities law.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following is a general summary of the material United States federal income tax consequences of the Merger to persons who are holders of record of BGI Common Stock (including the consequences of the receipt by stockholders of any cash amounts pursuant to the exercise of appraisal rights) or holders of record of BGI Warrants. None of BGI, Merger Sub, and Hilton intends to seek a ruling from the Internal Revenue Service (the "Service") with respect to any of these tax consequences. This summary is for general information only and deals only with holders who hold shares of BGI Common Stock or BGI Warrants (and, with respect to holders of BGI Warrants, who would hold the BGI Common Stock issuable on exercise of such BGI Warrants) as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). The tax treatment of a holder of BGI Common Stock or BGI Warrants will vary depending upon his or her particular situation, and this summary does not purport to deal with all aspects of taxation that may be relevant to holders of BGI Common Stock or BGI Warrants in light of such holders' particular investment or tax circumstances, or to certain types of holders subject to special treatment under the federal income tax laws, including, without limitation, life insurance companies, certain financial institutions, broker-dealers, stockholders holding BGI Common Stock or BGI Warrants as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes, tax-exempt organizations, or foreign corporations, foreign partnerships and persons who are not citizens or residents of the United States. In addition, this discussion may not apply to holders of BGI Common Stock or BGI Warrants with respect to shares of BGI Common Stock or BGI Warrants received by such holders pursuant to the exercise of employee stock options or otherwise as compensation. There can be no assurance that future changes in applicable law or administration and judicial interpretations thereof, any of which could have a retroactive effect, will not adversely affect the tax consequences discussed herein or that there will not be differences of opinion as to the interpretation of applicable law. In addition, the summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to holders of BGI Common Stock or BGI Warrants.

ACCORDINGLY, EACH HOLDER OF BGI COMMON STOCK OR BGI WARRANTS IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

     CONSEQUENCES TO HOLDERS OF BGI COMMON STOCK. The conversion of BGI Common Stock into the right to receive the Stock Price pursuant to the Merger (including any cash amounts received by stockholders pursuant to the exercise of appraisal rights) will be a taxable transaction for federal income tax purposes. In general, for federal income tax purposes, a holder of BGI Common Stock will recognize gain or loss equal to the difference between such holder's adjusted tax basis in the BGI Common Stock converted in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of BGI Common Stock (I.E., BGI Common Stock acquired at the same cost in a single transaction) converted to cash in the Merger. Such gain or loss generally will be capital gain or loss and will be long-term gain or loss if, on the date of the Merger, holders of BGI Common Stock have held their shares for more than one year. Long-term capital gain recognized by certain non-corporate holders of BGI Common Stock is subject to federal income tax at preferential capital gains rates, and such gain recognized with respect to an asset with a holding period of more than 18 months is subject to federal income tax at further reduced capital gains rates.

     CONSEQUENCES TO HOLDERS OF BGI WARRANTS. The conversion of BGI Warrants into the right to receive the Warrant Price pursuant to the Merger will be a taxable transaction for federal income tax purposes. In general, for federal income tax purposes, a holder of BGI Warrants will recognize gain or loss equal to the difference between such holder's adjusted tax basis in the BGI Warrants converted in the Merger (generally, the amount, if any, of cash and the fair market value of other property paid in exchange for such BGI Warrants at the time such BGI Warrants were acquired by the holder thereof) and the amount of cash received therefor. Gain or loss must be determined separately for each block of BGI Warrants (I.E., BGI Warrants acquired at the same cost in a single transaction) converted to cash in the Merger. Such gain or loss generally will be capital gain or loss and will be long-term gain or loss if, on the date of the Merger, holders of BGI Warrants had held their shares for more than one year. Long-term capital gain recognized by certain non-corporate holders of BGI Warrants is subject to federal income tax at preferential capital gains rates, and such gain recognized with respect to an asset with a holding period of more than 18 months is subject to federal income tax at further reduced capital gains rates.

     BACKUP WITHHOLDING. Payments in connection with the Merger may be subject to "backup withholding" at a 31% rate. Backup withholding generally applies if the stockholder (i) fails to furnish such stockholder's social security number or other taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is such stockholder's correct number and that such stockholder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are exempt from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each holder of BGI Common Stock or BGI Warrants should consult with such holder's own tax advisor as to such holder's qualifications for exemption from backup withholding and the procedure for obtaining such exemption.

ACCOUNTING TREATMENT OF THE MERGER

     Because (i) BGI and Merger Sub are under the common control of Hilton,
(ii) Merger Sub has no assets other than its shares of BGI Common Stock and
(iii) the aggregate Merger Price will be paid by Hilton, the effects of the Merger on BGI's financial condition and results of operations will be insignificant.

SURRENDER OF CERTIFICATES; PAYMENT TO HOLDERS

     PAYING AGENT. The Bank of New York has been designated as the paying agent (the "Paying Agent") to process the surrender of certificates ("Certificates") representing shares (or fractions thereof) of BGI Common Stock or BGI Warrants and to make payments of the Stock Price and/or the Warrant Price as provided in the Merger Agreement.

     PROCEDURES TO SURRENDER CERTIFICATES. In order to receive payment of the Stock and/or the Warrant Price after the Effective Time, holders of Certificates must complete the enclosed Letter of Transmittal (or a facsimile thereof) and must present a properly completed and duly executed Letter of Transmittal, any required signature guarantees, such Certificates and any other required documents to the Paying Agent as follows:

               By Mail:                     By Hand or Overnight Courier:

         The Bank of New York                    The Bank of New York
    Tender and Exchange Department          Tender and Exchange Department
           P.O. Box 11248                         101 Barclay Street
        Church Street Station                  Receive and Deliver Window
       New York, NY  10286-1248                   New York, NY  10286

A return envelope addressed to the Paying Agent is enclosed for your convenience. THE METHOD OF DELIVERY OF CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE HOLDER. IF CERTIFICATES AND SUCH OTHER DOCUMENTS ARE SENT BY MAIL, IT IS RECOMMENDED THAT THEY BE SENT BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, PROPERLY INSURED. If the Merger Agreement is terminated without the Merger being consummated, the Paying Agent will promptly return all Certificates.

     Holders of Certificates should carefully read and follow the instructions set forth in the Letter of Transmittal. As provided in the Letter of Transmittal, if a check is to be issued in a name different from that in which the surrendered Certificates are registered, (i) such Certificates must be endorsed by the registered owner(s), or accompanied by an instrument of assignment executed by the registered owner(s), with the signatures guaranteed by a financial institution that is a member in good standing of a signature guarantee program within the meaning of Rule 17Ad-15 under the Exchange Act, and (ii) the person requesting such issuance in such different name must pay to the Paying Agent any transfer or other taxes required by reason of such issuance in such different name.

     Promptly after the Effective Time, Hilton will make available to the Paying Agent the funds in the amount sufficient to effect the delivery of the aggregate Merger Price payable to the holders of BGI Common Stock and BGI Warrants.

     SPECIAL PAYMENT AND DELIVERY INSTRUCTIONS. If a check is to be issued in the name of a person other than the signer of the Letter of Transmittal or if a check is to be sent to someone other than the signer of the Letter of Transmittal or to an address other than that shown on the Letter of Transmittal, the appropriate boxes on the Letter of Transmittal should be completed.

     DETERMINATION OF VALIDITY. All questions as to the validity, form and eligibility for payment of any surrendered shares of BGI Common Stock or BGI Warrants pursuant to any of the procedures described above will be determined in the sole discretion of BGI, whose determination will be final and binding.

     MUTILATED, LOST, STOLEN OR DESTROYED CERTIFICATES. If any Certificate has been mutilated, lost, stolen or destroyed, a holder may contact the Paying Agent at telephone number (212) 507-9357 or (800) 507-9357 for further instructions as to obtaining the documents which must be delivered in order to complete the delivery, surrender or deposit of shares of BGI Common Stock or BGI Warrants.

     REQUEST FOR ASSISTANCE OR ADDITIONAL COPIES. Questions and requests for assistance or additional copies of this Transaction Statement or the Letter of Transmittal may be directed to the Paying Agent.

APPRAISAL RIGHTS OF COMMON STOCKHOLDERS

     Pursuant to Section 262 of the DGCL ("Section 262"), any holder of BGI Common Stock who does not wish to accept the consideration to be paid pursuant to the Merger Agreement may elect to have the fair value of such stockholder's shares of BGI Common Stock (exclusive of any element of value arising from the accomplishment or expectation of the Merger) judicially determined and paid to such stockholder in cash, together with a fair rate of interest, if any, provided that such stockholder complies with the provisions of Section 262. There can be no assurance, however, that if a stockholder properly perfects his or her appraisal rights under the DGCL, he or she would receive more or less than the price to be paid in the Merger. The following summary of the provisions of Section 262 is not intended to be a complete statement of such provisions and is qualified in its entirety by the full text of Section 262, which is provided in its entirety as Annex III to this Transaction Statement. In addition, the Settlement Agreement contains certain provisions relating to any appraisal proceeding with respect to BGI Common Stock. See "Special Factors--Background of the Merger--Settlement Agreement." All references in Section 262 and in this summary to a "stockholder" are to the record holder of the shares of BGI Common Stock as to which appraisal rights are asserted. If you wish to exercise appraisal rights but are not a record holder of BGI Common Stock beneficially owned by you for which appraisal is sought, you must make arrangements to have the record holder of such shares act for you in seeking appraisal.

     This Transaction Statement constitutes notice of appraisal rights to holders of BGI Common Stock. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve the right to do so should review carefully Annex III to this Transaction Statement. Failure to comply with the procedures specified in Section 262 timely and properly will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of the BGI Common Stock, BGI believes that stockholders who consider exercising such rights should seek the advice of counsel.

     Any holder of BGI Common Stock wishing to exercise the right to demand appraisal under Section 262 of the DGCL must satisfy each of the following conditions:

          (i) Such stockholder must deliver to BGI a written demand for appraisal of such stockholder's shares within 20 days after the date of mailing of this notice of appraisal rights, which demand will be sufficient if it reasonably informs BGI of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares; and

          (ii) Such stockholder must continuously hold such shares from the date of making the demand through the Effective Time. Accordingly, a stockholder who is the record holder of shares of BGI Common Stock on the date the written demand for appraisal is made but who thereafter transfers such shares prior to the Effective Time will lose any right to appraisal in respect of such shares.


     A stockholder who elects to exercise appraisal rights should mail or deliver a written demand with respect to the Merger in which such stockholder desires to demand appraisal to: David Arrajj, Vice President and General Counsel, Bally's Grand, Inc., 3645 Las Vegas Boulevard South, Las Vegas, Nevada 89109. Written demand for appraisal pursuant to Section 262 must be received by BGI no later than March 26, 1998, which is the 20th day after the date of mailing of this notice.


     Prior to, or within ten days after the Effective Time, BGI must send notice of the Effective Time to its stockholders. If such notice is sent more than 20 days after the sending of this notice, such second notice will be sent only to those stockholders who have demanded appraisal for their shares of BGI Common Stock.

     FAILURE TO COMPLY STRICTLY WITH THE PROCEDURES SET FORTH IN SECTION 262 OF THE DGCL WILL RESULT IN THE LOSS OF A STOCKHOLDER'S STATUTORY APPRAISAL RIGHTS. CONSEQUENTLY, ANY HOLDER OF BGI COMMON STOCK WISHING TO EXERCISE APPRAISAL RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.

     Any written demand for appraisal must be made by or for a holder of record of BGI Common Stock. Accordingly, any such demand should be executed by or for such holder of record, fully and correctly, as such holder's name appears on the Certificate(s). If shares (or fractions thereof) of BGI Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the appraisal demand should be made in such capacity. If shares (or fractions thereof) of BGI Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the appraisal demand should be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record. However, the agent must identify the record owner or owners and must expressly disclose the fact that in executing the demand the agent is acting as agent for the record owners.

     A record owner, such as a broker, who holds shares (or fractions thereof) of BGI Common Stock as nominee of others may exercise the right of appraisal with respect to all or a portion of the BGI Common Stock held as nominee. In such case, the written demand for appraisal should state the number of shares of BGI Common Stock covered by such demand. Where no number of shares of BGI Common Stock is expressly stated, the demand will be presumed to cover all of the BGI Common Stock standing in the name of such record owner.

     Within 120 days after the Effective Time, the Surviving Company or any holder of BGI Common Stock who has complied with the provisions of Section 262 of the DGCL may file a petition in the Delaware Court of Chancery demanding a determination of the value of the BGI Common Stock of all stockholders who have complied with such provisions. However, because BGI has no obligation to file such a petition and does not currently intend to do so, any stockholder that desires that such a petition be filed is advised to do so on a timely basis. If neither BGI nor any stockholder files a petition for appraisal within 120 days after the Effective Time, all appraisal rights will cease, and stockholders will be entitled only to receive the Stock Price without interest thereon, in exchange for their BGI Common Stock. Any holder of BGI Common Stock may withdraw his or her demand for appraisal at any time within 60 days after the Effective Time (or thereafter with the written consent of BGI) and receive, pursuant to the terms of the Merger, the Stock Price in cash, without interest, for each share of BGI Common Stock owned by such holder. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     Within 120 days after the Effective Time, any holder of BGI Common Stock who has complied with the foregoing provisions may also deliver to BGI a written request for a statement listing the aggregate number of shares (or fractions thereof) of BGI Common Stock with respect to which demands for appraisal have been received and the aggregate number of holders thereof. Such a statement will be mailed to the stockholder within 10 days after the written request for it is received by BGI or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.

     Upon the filing of any petition by a holder of BGI Common Stock demanding appraisal, service of a copy thereof will be made upon BGI which will, within 20 days after such service, file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their BGI Common Stock and with whom agreements as to the value of their BGI Common Stock have not been reached by BGI. If a petition is filed by BGI, the petition will be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to BGI and to the stockholders shown on the list at the addresses therein stated, and such notice will also be given by publishing a notice at least one week from the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the Court deems advisable. The forms of the notices by mail and by publication will be approved by the Court, and the costs thereof will be borne by BGI.

     After determining the stockholders entitled to an appraisal under
Section 262 of the DGCL, the Court will appraise the BGI Common Stock owned by such stockholders, determining the "fair value" thereof exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any. The Court will direct the payment of the appraised value of the BGI Common Stock, together with interest, if any, by BGI to the stockholders entitled thereto upon surrender to BGI of the Certificates. The costs of the appraisal proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including without limitation reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares (or fractions thereof) of BGI Common Stock entitled to an appraisal. See also "Special Factors--Background of the Merger--Settlement Agreement."

     After the Effective Time, no stockholder who has demanded his or her appraisal rights as set forth above will be entitled to vote such stockholder's BGI Common Stock for any purpose or to receive payment of dividends or other distributions on such stockholder's BGI Common Stock.

SOURCE AND AMOUNT OF FUNDS


     All amounts required to pay the aggregate Merger Price payable to the holders of BGI Common Stock and BGI Warrants pursuant to the Merger will be provided by Hilton, which will fund such amounts from existing cash balances. The maximum amount of funds to be required to pay the Merger Price is estimated at approximately $43.5 million.


FEES AND EXPENSES

     Hilton has retained The Bank of New York to act as the Paying Agent in connection with the Merger. The Paying Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses in connection therewith.

     Expenses estimated to be incurred in connection with the Merger are as follows:


Aggregate Merger Price . . . . . . . . . . . . . . . . . . . . .   $43,556,138
Legal fees and expenses. . . . . . . . . . . . . . . . . . . . .        50,000
Other professional fees and expenses . . . . . . . . . . . . . .       225,000
Printing, mailing and distribution expenses. . . . . . . . . . .        15,000



Paying Agent fees and expenses . . . . . . . . . . . . . . . . .        25,000
SEC filing fees. . . . . . . . . . . . . . . . . . . . . . . . .         8,710
Miscellaneous fees and expenses. . . . . . . . . . . . . . . . .        10,000
                                                                        ------
     Total . . . . . . . . . . . . . . . . . . . . . . . . . . .   $43,889,848


All costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by Hilton. Brokers, dealers, commercial banks, and trust companies will be reimbursed by Hilton for customary mailing expenses incurred by them in forwarding materials to their customers.

                           MARKET PRICE INFORMATION

     The BGI Common Stock and the BGI Warrants are listed for quotation through the NASDAQ National Market System ("Nasdaq") under the symbols "BGLV" and "BGLV.W," respectively. The table below sets forth, for the calendar quarters indicated, the quarterly high and low bid quotations for the BGI Common Stock and the BGI Warrants for the past two fiscal years and the current quarterly period, as reported by Nasdaq.

                               BGI COMMON STOCK            BGI WARRANTS
                               ----------------            ------------
                               HIGH         LOW          HIGH           LOW
                               ----         ---          ----           ---
FISCAL 1996
   First Quarter              $20.00       $16.00       $10 3/8       $ 6 1/2
   Second Quarter              48.00        20.00        35 3/8        10 1/2
   Third Quarter               46.00        34 1/8       37            26 1/8
   Fourth Quarter              41 1/8       27 1/2       27 3/4        18

FISCAL 1997
   First Quarter              $39.00       $31.00       $28 1/2       $22 5/8
   Second Quarter              52 3/4       33.00        42 3/4        23
   Third Quarter               51 1/4       49 3/4       40 3/4        37 1/8
   Fourth Quarter              51 1/2       50.00        41 1/16       40 1/8

FISCAL 1998
   First Quarter (through
   February 24, 1998)         $50 1/2     $50 1/4       $40 3/4       $40.00


     As of the close of business on March 5, 1998, there were 74 holders of record of the BGI Common Stock and 60 holders of record of the BGI Warrants. No dividends have been paid to date on the BGI Common Stock. Dividends are payable at the discretion of the Board of Directors.


     On April 8, 1997, in a privately negotiated transaction with an unaffiliated third party, BGI repurchased 1,228 shares of BGI Common Stock at a price of $36 per share and 65,985 BGI Warrants at a price of $26.25 per BGI Warrant.


                     CERTAIN INFORMATION CONCERNING BGI
BGI

     BGI, a corporation organized and existing under the laws of the State of Delaware, owns and operates the casino hotel resort in Las Vegas, Nevada known as "Bally's Grand Las Vegas." BGI's principal executive offices are located at 3645 Las Vegas Boulevard South, Las Vegas, Nevada 89109, and its telephone number is (702) 739-4111.


     BGI's certificate of incorporation provides that BGI's authorized capital stock consists of 40,000,000 shares of BGI Common Stock and 10,000,000 shares of Preferred Stock. As of March 5, 1998, there were 7,771,968 shares of Common Stock outstanding and BGI Warrants to purchase 284,553.4874 shares of BGI Common Stock and no shares of Preferred Stock were outstanding.


     For additional information concerning BGI, see "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

SUMMARY FINANCIAL DATA OF BGI

     The following table presents certain summary historical financial data of BGI for the periods indicated. Such financial data is derived from the more detailed financial statements set forth in BGI's Annual Report on Form 10-K for the year ended December 31, 1996 and its Quarterly Report on Form 10-Q for the nine month period ended September 30, 1997 (collectively, the "Reports"), which Reports are incorporated by reference herein. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE." A copy of each such Report is being delivered together with this Transaction Statement. The summary financial data should be read in conjunction with such financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" set forth in the Reports.

                                         Fiscal Year Ended                       Nine Months Ended
                                              (amounts in millions, except per share amounts)
                                  DECEMBER 31, 1995  DECEMBER 31, 1996  SEPTEMBER 30, 1996  SEPTEMBER 30, 1997
                                  -----------------  -----------------  ------------------  ------------------
Statement of Income Data:
   Revenues. . . . . . . . . . .             $283.5             $313.8              $230.5              $232.6
   Operating income. . . . . . .               42.3               62.5                43.7                46.8
   Interest Expense. . . . . . .               32.7               33.5                25.2                25.2
   Net income. . . . . . . . . .                6.4               23.0                15.4                17.2
   Average number of common
    shares . . . . . . . . . . .                8.8                8.9                 8.9                 8.8
   Net income per common
    and common equivalent
    share. . . . . . . . . . . .             $  .72             $ 2.58              $ 1.73              $ 1.96

Balance Sheet Data:
   Total assets. . . . . . . . .             $518.1             $577.2              $573.2              $548.3
   Working capital . . . . . . .               52.4              131.0               120.8               110.6
   Total liabilities . . . . . .              440.8              458.6               460.3               461.0
   Total stockholders' equity. .               77.3              118.6               112.9                87.3
   Book value per share. . . . .               9.16              13.97               13.38               11.48

Other
   Ratio of earnings to fixed
    charges. . . . . . . . . . .                1.3                1.9                 1.9                 2.1

DIRECTORS OF BGI

     Each of the persons listed below and under "Executive Officers of BGI" is a United States citizen, unless otherwise noted.

     Arthur M. Goldberg was elected Chairman of the Board of Directors of BGI in August 1992 and has been its Chief Executive Officer since September 1992. Mr. Goldberg was President of the Company from August 1992 through May 1994 and was re-elected as President in June 1997. Mr. Goldberg has served as Chairman of the Board of Directors, President, Chief Executive Officer and Secretary of the Manager since September 1992; Chairman of the Board of Directors and Chief Executive Officer of Bally between October 1990 and December 1996; President of Bally between January 1993 and December 1996; and Chairman of the Board of Directors, President and Chief Executive Officer of Casino Holdings since June 1993. In addition, Mr. Goldberg serves as Executive Vice President, President-Gaming Division and a director of Hilton; Chairman of the Board of Directors and Chief Executive Officer of GNOC, CORP. and Bally's Park Place, Inc. (both of which are subsidiaries of Hilton); Chairman of the Board of Directors of Bally Total Fitness Holding Corporation; as well as Chairman of the Board of Directors, President and Chief Executive Officer of Di Giorgio Corporation and a director of White Rose Foods, Inc. (food distributors) since February 1990. Mr. Goldberg is also a director of First Union Corporation (a financial services company) and Managing Partner of Arveron Investments, L.P. (an investment partnership).

     Jay Burnham was elected a director of BGI in August 1993. Mr. Burnham has been a Vice President of DDJ Capital Management, LLC (a diversified investment management firm) since March 1996. From January 1995 until March 1996, Mr. Burnham served as an investment advisor with Libra Investments (a diversified investment management firm). From June 1990 until he joined Libra Investments, Mr. Burnham performed investment analyst management for Paul D. Sonz Partners (a diversified investment management firm). Mr. Burnham is also a director of Live Entertainment, Inc. (a distributor of motion pictures and home videos) and New Millenium Homes, LLC, a California home builder.

     J. Kenneth Looloian was elected a director of BGI in October 1995. Mr. Looloian is an Executive Vice President of Di Giorgio Corporation, a former partner in Arveron Investments, L.P. and a former Executive Vice President of International Controls Corporation. Mr. Looloian is also a director of Bally Total Fitness Holding Corporation, Casino Holdings, Bally's Park Place, Inc., GNOC, CORP and Continucare Corporation, a Florida provider of outpatient services.

     Jack L. McDonald was elected a director of BGI in August 1993. Mr. McDonald has served as a director of Triangle Pacific Inc. (a wood products company) since June 1992, a director of U.S. Homes, Inc. (a home building company) since June 1993, a director of American Homestar Corporation (a mobile home manufacturer) since October 1994, and a director of New Millenium Homes, LLC, a California home builder.

     Nicholas H. Politan, Jr. was elected a director of BGI in October 1995. Mr. Politan has been Chief Financial Officer of Kenetech Corp. (a developer of energy systems) since April 1996. From April 1995 until March 1996, Mr. Politan served as Vice President of Kenetech Energy Systems, Inc. and from October 1992 until April 1995, Mr. Politan was Counsel for Kenetech Energy Systems, Inc. From September 1986 until he joined Kenetech Energy Systems, Inc., Mr. Politan was an attorney with Heller, Ehrman, White and McAuliffe (a law firm). Mr. Politan is a Vice President of Kenetech Windpower, Inc., a wholly-owned subsidiary of Kenetech Corp. which filed for protection under Chapter 11 of the United States Bankruptcy Code in May 1996.

EXECUTIVE OFFICERS OF BGI

     Information with respect to Arthur M. Goldberg, an executive officer who is also a director of BGI, is set forth above.

     David Arrajj was elected Vice President, General Counsel of BGI in March 1995. From May 1988 to February 1995, Mr. Arrajj served as a Deputy Attorney General with the New Jersey Division of Gaming Enforcement.

     William D. Harrold was elected Executive Vice President of BGI in July 1995 and was elected President of Las Vegas Hilton Corporation in May 1997. From August 1992 to July 1995, Mr. Harrold served as Senior Vice
President-Marketing of the Company and from April 1990 to August 1992, he served as its Vice President-Customer Development.

     Paul Pusateri was elected Executive Vice President-Hotel Operations of BGI in June, 1997. From August 1996 to the present, Mr. Pusateri has served as Executive Vice President of Paris Casino Corp. From January 1993 to July 1996, Mr. Pusateri was the General Manager of the Four Seasons Beverly Hills Hotel.

     David B. Zerfing was elected Senior Vice President, Finance and Administration, and Chief Financial Officer of BGI in January 1998. From September 1997 to January 1998 he was Vice President of Finance Western Region, of Hilton Gaming Corporation. From July 1996 to September 1997, Mr. Zerfing was the Assistant General Manager/Vice President of Finance for Bally's Saloon and Gambling Hall in Robinsville, Mississippi. From April 1993 to July 1996, Mr. Zerfing was employed by President Casino - Missouri, Inc. as Director of Finance/Chief Financial Officer and Assistant General Manager.

                  CERTAIN INFORMATION CONCERNING HILTON AND
                                  MERGER SUB

HILTON AND MERGER SUB

     Hilton, a Delaware corporation, is a leading owner and operator of full-service hotels and gaming properties located in gateway cities, urban and suburban centers and resort areas throughout the United States and in selected international cities.

     Effective December 18, 1996, Hilton completed the merger of Bally with and into Hilton. As a result, BGI, formerly an indirect subsidiary of Bally, became an indirect wholly-owned subsidiary of Hilton.


     Merger Sub, a Delaware corporation, is an indirect wholly-owned subsidiary of Hilton. Merger Sub does not have any assets or conduct any business other than its ownership, as of March 5, 1998, of approximately 92% of the outstanding BGI Common Stock. Upon consummation of the Merger, all of the outstanding capital stock of BGI will be owned by Bally's Casino Holdings, Inc., a Delaware corporation and indirect, wholly-owned subsidiary of Hilton


     Hilton's and Merger Sub's principal executive offices are located at 9336 Civic Center Drive, Beverly Hills, California 90210, and their telephone number is (310) 278-4321.

     For additional information concerning Hilton and its subsidiaries, see "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

DIRECTORS OF HILTON

     The following table sets forth certain information with respect to the directors of Hilton. Each of the persons listed below and under "Executive Officers of Hilton" is a United States citizen, unless otherwise noted:

Name, Principal Occupation
  and Other Directorships
--------------------------
Stephen F. Bollenbach    Chief Financial Officer, The Trump Organization,
                         until March 1992, Chief Financial Officer, Marriott
                         Corporation, until October 1993, President and Chief
                         Executive Officer, Host Marriott Corporation, until
                         April 1995, Senior Executive Vice President and
                         Chief Financial Officer, The Walt Disney Co., until
                         February 1996 and, thereafter, President and Chief
                         Executive Officer, Hilton Hotels Corporation. He is a director of America West Airlines, Inc., Kmart
                         Corporation and Ladbroke Group PLC.

A. Steven Crown          General Partner, Henry Crown and Company, a holding
                         company which includes diversified manufacturing operations, marine operations and real estate ventures.

Peter M. George          Vice Chairman and Joint Managing Director, Ladbroke
                         Group PLC until January 1994 and, thereafter Vice
                         Chairman and Group Chief Executive, Ladbroke Group
                         PLC. Mr. George is a citizen of the United Kingdom.

Arthur M. Goldberg       (See "Certain Information Concerning BGI--Directors
                         of BGI")


Barron Hilton            Chairman of the Board, President and Chief Executive
                         Officer, Hilton Hotels Corporation, until February
                         1993, Chairman of the Board and Chief Executive
                         Officer, Hilton Hotels Corporation until February
                         1996 and, thereafter, Chairman of the Board, Hilton
                         Hotels Corporation.


Eric M. Hilton           Senior Vice President-Real Estate Development,
                         International, Hilton Hotels Corporation, until May
                         1992, Executive Vice President-International
                         Operations, Hilton Hotels Corporation from May 1992 until May 1993 and, thereafter, Vice Chairman of the Board, Hilton Hotels Corporation. Mr. Hilton resigned as an officer of the Company in March 1997.

Dieter H. Huckestein     Senior Vice President-Hawaii/California/Arizona
                         Region, Hilton Hotels Corporation, until May 1994 and, thereafter, Executive Vice President, Hilton
                         Hotels Corporation and President-Hotel Operations.
                         Mr. Huckestein is a citizen of Germany.

Robert L. Johnson        Chairman and Chief Executive Officer of Black
                         Entertainment Television, a cable programming service, and Chairman, President and Chief Executive
                         Officer of BET Holdings, Inc., a diversified media holding company, since August 1991, and Chairman and Chief Executive Officer of District Cablevision, cable operator in the District of Columbia.

Donald R. Knab           Chairman and Chief Executive Officer, BPT
                         Properties, L.P., a commercial real estate development company, until January 1992 and, until December 1992, Senior Consultant thereto and, since
                         January 1988, President, Donald R. Knab Associates,
                         Inc., an investment advisory firm, and, since
                         October 1994, Vice Chairman, Deansbank Investments,
                         Inc. property investments.

Benjamin V. Lambert      Chairman and Chief Executive Officer, Eastdil Realty
                         Company L.L.C., real estate investment bankers.

Donna F. Tuttle          Chairman and Chief Executive Officer, Ayer Tuttle,
                         the western division of NW Ayer Incorporated, an international advertising firm from 1989 to 1992 and from 1989 to 1995, President, Donna F. Tuttle, Inc., a travel and tourism consulting and public relations firm, and, since 1992, President, Korn Tuttle
                         Capital Group, a financial consulting and investments firm. She is a director of Phoenix Duff
                         & Phelps, Inc., a financial services firm.

Sam D. Young, Jr.        Chairman, Trans West Enterprises, Inc., an
                         investment company, and director, Texas Commerce
                         Bank-El Paso.

EXECUTIVE OFFICERS OF HILTON


     The following table sets forth certain information with respect to the executive officers of Hilton. Information with respect to executive officers Stephen Bollenbach, Barron Hilton, Eric Hilton, Arthur Goldberg and Dieter Huckestein is set forth above.

Name                             Position and Offices with Hilton
----                             --------------------------------


Matthew J. Hart          Executive Vice President and Chief Financial Officer
                         since May 1996. Prior to joining Hilton, Mr. Hart served as Senior Vice President and Treasurer of The
                         Walt Disney Company since October 1995, Executive
                         Vice President and Chief Financial Officer of Host
                         Marriott Corporation from October 1992 until October
                         1995, and Senior Vice President and Treasurer of
                         Marriott Corporation until October 1992.

Thomas E. Gallagher      Executive  Vice President and General Counsel since
                         July, 1997.  Prior to joining Hilton, Mr. Gallagher
                         served as President and Chief Executive Officer of
                         The Griffin Group, Inc., April 1992-June 1997.
                         During 1995 and 1996, he also served as President
                         and Chief Executive Officer of Griffin Gaming &
                         Entertainment, Inc. (formerly Resorts International,
                         Inc.).   From 1977 to 1992 he was a partner in the
                         law firm of Gibson, Dunn & Crutcher.

                              AVAILABLE INFORMATION

     Hilton and BGI have collectively filed with the Securities and Exchange Commission (the "Commission") a Schedule 13E-3 (which, together with any amendments thereto, is collectively referred to as the "Schedule 13E-3"), under the Exchange Act with respect to the Merger. This Transaction Statement does not contain all the information set forth in the Schedule 13E-3 and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Each of BGI and Hilton currently is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, files periodic reports, proxy statements, and other information with the Commission.

     The Schedule 13E-3 and the exhibits thereto will be made available for inspection and copying at the principal executive offices of BGI during regular business hours by any interested holder of BGI Common Stock or BGI Warrants or by his or her representative who has been so designated in writing.

     The Schedule 13E-3 and the exhibits thereto, as well as such reports, proxy statements, and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such reports, proxy statements, and other information also can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

              INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents which have been filed by BGI with the Commission are hereby incorporated by reference in this Transaction Statement: The Annual Report on Form 10-K dated December 31, 1996, the Quarterly Report on Form 10-Q dated September 30, 1997 and the definitive Proxy Statement for BGI's Annual Meeting of Stockholders held February 7, 1997 (the "Proxy Statement"). The following documents which have been filed by Hilton with the Commission are hereby incorporated by reference in this Transaction
Statement: The Annual Report on Form 10-K dated December 31, 1996, the Quarterly Report on Form 10-Q dated September 30, 1997 and the Proxy Statement.

     All documents and reports filed by either Hilton or BGI pursuant to
Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Transaction Statement and prior to the Effective Time are deemed to be incorporated by reference in this Transaction Statement and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein is deemed to be modified or superseded for purposes of this Transaction Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Transaction Statement.

     This Transaction Statement incorporates by reference documents which are not delivered herewith. These documents, other than exhibits to such documents, are available, without charge, to any person, including any beneficial owner of BGI Common Stock or BGI Warrants to whom this Transaction Statement is delivered, on written or oral request to David Arrajj at Bally's Grand, Inc., 3645 Las Vegas Boulevard South, Las Vegas, Nevada 89109, telephone (702) 739-6278.

     NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS TRANSACTION STATEMENT IN CONNECTION WITH THE MERGER, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HILTON, MERGER SUB, BGI OR ANY OTHER PERSON.

                                                                         ANNEX I

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------




                             AGREEMENT AND PLAN OF MERGER

                                        among

                              HILTON HOTELS CORPORATION

                                  BALLY'S CHLV INC.

                                         and

                                  BALLY'S GRAND, INC.









                             Dated as of February 6, 1998




--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  TABLE OF CONTENTS


     Section                                                                     Page
     -------                                                                     ----

                                      ARTICLE I

                                     DEFINITIONS

     1.1  Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     1.2  Other Terms. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
     1.3  Other Definitional Provisions. . . . . . . . . . . . . . . . . . . . . .  4

                                      ARTICLE II

                                      THE MERGER

     2.1  Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
     2.2  Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
     2.3  Effects of the Merger. . . . . . . . . . . . . . . . . . . . . . . . . .  5
     2.4  Certificate of Incorporation and
          By-laws. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
     2.5  Directors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
     2.6  Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5

                                     ARTICLE III

                     EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
                             THE CONSTITUENT CORPORATIONS

     3.1  Effect on Capital Stock. . . . . . . . . . . . . . . . . . . . . . . . .  5
     3.2  Exchange of Certificates . . . . . . . . . . . . . . . . . . . . . . . .  7
     3.3  Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . . . . . .  9

                                      ARTICLE IV

                                ADDITIONAL AGREEMENTS

     4.1  Approval of Gaming Commissions;
          Regulatory Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . 10

                                      ARTICLE V

                                 CONDITIONS PRECEDENT

          5.1  Conditions to Each Party's Obligation
               to Effect the Merger. . . . . . . . . . . . . . . . . . . . . . . . 10

                                       i


                                      ARTICLE VI

                              TERMINATION AND AMENDMENT

     6.1  Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     6.2  Effect of Termination. . . . . . . . . . . . . . . . . . . . . . . . . . 11
     6.3  Amendment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     6.4  Extension; Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . . 12

                                     ARTICLE VII

                                  GENERAL PROVISIONS

     7.1  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     7.2  Headings; References . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     7.3  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     7.4  Parties in Interest; Assignment. . . . . . . . . . . . . . . . . . . . . 13
     7.5  Severability; Enforcement. . . . . . . . . . . . . . . . . . . . . . . . 13

                             AGREEMENT AND PLAN OF MERGER


          AGREEMENT AND PLAN OF MERGER, dated as of February 6, 1998, among HILTON HOTELS CORPORATION, a Delaware corporation ("Hilton"), BALLY'S CHLV INC., a Delaware Corporation ("Parent"), and BALLY'S GRAND, INC., a Delaware corporation (the "Company").

                           W I T N E S S E T H:


          WHEREAS, the Company is a party to that certain Memorandum of Understanding (the "Memorandum"), dated June 12, 1997, and Stipulation of Settlement, dated August 7, 1997 (the "Stipulation of Settlement"), with respect to the settlement of In Re Bally's Grand Derivative Litigation, Consolidated Civil Actions Nos. 14044 and 15325 in the Court of Chancery of the State of Delaware in and for New Castle County, which Stipulation of Settlement was approved by such court and a final order and judgment was entered on October 9, 1997 (the "Final Order") pursuant to which the Company and Parent have agreed to cause the Merger (as hereinafter defined) subject to the terms and conditions set forth therein and herein;

          WHEREAS, Hilton indirectly owns all of the outstanding voting stock of Parent and Parent directly owns more than 90% of the outstanding voting stock of the Company;

          WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Parent will merge with and into the Company (the "Merger") pursuant to Section 253 of the Delaware General Corporation Law, with the Company continuing as the surviving corporation (the "Surviving Corporation");

          WHEREAS, the respective Boards of Directors of Parent and the Company have approved this Agreement and the transactions contemplated hereby;

          WHEREAS, Parent and the Company desire to make certain agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

          NOW, THEREFORE, in consideration of the foregoing and the agreements herein contained, the parties hereto agree as follows:

                                      ARTICLE I
                                     DEFINITIONS

          1.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

          "BUSINESS DAY" shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

          "CERTIFICATE OF MERGER" shall have the meaning set forth in Section
2.2.

          "CERTIFICATES" shall have the meaning set forth in Section 3.2(b).

          "CODE" shall have the meaning set forth in Section 3.2(d).

          "COMPANY COMMON STOCK" shall have the meaning set forth in Section 3.1(c).

          "COMPANY SECURITIES" shall mean the Company Common Stock and the Company Warrants.

          "COMPANY WARRANTS" shall mean the warrants of the Company issued pursuant to the Warrant Agreement, dated as of August 20, 1993, between the Company and Midlantic National Bank, as Warrant Agent, to purchase an aggregate of 706,403 shares of Company Common Stock at $10.00 per share.

          "DGCL" shall mean the Delaware General Corporation Law.

          "DISSENTING SHARES" shall have the meaning set forth in Section 3.4.

          "EFFECTIVE TIME" shall have the meaning set forth in Section 2.2.

         "GAMING COMMISSION" shall mean, collectively, the Nevada State Control Board and the Nevada Gaming Commission.

         "GAMING LAWS" shall mean any Federal, state, local or foreign statute, ordinance, rule, regulation, policy, permit, consent, approval, license, judgment, order, decree, injunction or other authorization governing or relating to the casino and gaming and racetrack activities and operations of the Company or Parent, as applicable, including the Nevada Gaming Control Act and the rules and regulations promulgated thereunder, and the Clark County, Nevada Code and the rules and regulations promulgated thereunder.

         "GOVERNMENTAL AUTHORITY" shall mean any foreign, Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

         "MEMORANDUM" shall have the meaning set forth in the first recital of this Agreement.

         "MERGER" shall have the meaning set forth in the second recital to this Agreement.

         "MERGER CONSIDERATION" shall have the meaning set forth in Section 3.1(c).

         "PAYMENT AGENT" shall have the meaning set forth in Section 3.2.

         "PAYMENT FUND" shall have the meaning set forth in Section 3.2.

         "PERSON" shall mean an individual, corporation, partnership, trust or unincorporated organization or a government or any agency or political subdivision thereof.

         "SUBSIDIARY" shall mean, with respect to any Person, (i) each corporation, partnership, joint venture, limited liability company or other legal entity of which such Person owns, either directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or similar governing body of such corporation, partnership, joint venture or other legal entity and (ii) each partnership or limited liability company in which such Person or another Subsidiary of such Person is the general partner, managing partner or other otherwise controls.

         "SURVIVING CORPORATION" shall have the meaning set forth in the third recital of this Agreement.

         1.2 OTHER TERMS. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

         1.3 OTHER DEFINITIONAL PROVISIONS. (a) The words "hereof," "herein," and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

         (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

         (c)  The terms "dollars" and "$" shall mean United States dollars.

                                ARTICLE II

                                THE MERGER

         2.1 MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Parent shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of Parent shall cease and the Company shall continue as the Surviving Corporation and shall succeed to and assume all the rights and obligations of Parent in accordance with the DGCL.

         2.2 EFFECTIVE TIME. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 6.1, on the first business day following the date on which the last of the conditions set forth in Article V is fulfilled or waived, or as soon as practicable thereafter, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL with the Secretary of State of the State of

Delaware. The Merger shall become effective at such time as the Certificate of Merger is so duly filed, or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

         2.3 EFFECTS OF THE MERGER. The Merger shall have the effects as set forth in Section 259 of the DGCL.

         2.4  CERTIFICATE OF INCORPORATION AND BY-LAWS.
    (a) The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time, until duly amended in accordance with its terms and the DGCL.

         (b) The By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation, until thereafter amended as provided therein, by Applicable Law or the Certificate of Incorporation of the Surviving Corporation.

         2.5 DIRECTORS. The directors of Parent immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignations or removal or until their respective successors are duly elected and qualified, as the case may be.

         2.6 OFFICERS. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                             ARTICLE III

              EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
                    THE CONSTITUENT CORPORATIONS

         3.1 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Securities or the holder of any shares of the capital stock of Parent:

         (a) CAPITAL STOCK OF PARENT. Each share of common stock of Parent issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one share of common stock of the Surviving Corporation.

         (b) CANCELLATION OF TREASURY STOCK AND PARENT-OWNED STOCK. Each share of Company Common Stock and each Company Warrant that is directly owned by the Company and each share of Company Common Stock and each Company Warrant that is directly owned by Hilton, Parent or any subsidiary of Hilton shall be canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

         (c) CONVERSION OF COMPANY COMMON STOCK. Each share of Common Stock, par value $.01 per share ("Company Common Stock"), of the Company, issued and outstanding immediately prior to the Effective Time (excluding shares cancelled in accordance with Section 3.1(b) and other than Dissenting Shares (as defined in Section 3.4)) shall be converted into the right to receive an amount in cash equal to (i) $52.75 minus (ii) the quotient of $1,250,000, representing the attorneys' fees and expenses awarded by the Court under the Final Order divided by the sum of the aggregate number of shares of Company Common Stock outstanding at the Effective Time and the aggregate number of shares of Company Common Stock subject to the Company Warrants outstanding at the Effective Time (the "Merger Consideration").

         (d) CONVERSION OF COMPANY WARRANTS. Each Company Warrant to purchase shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount in cash equal to (i) the product of (A) the Merger Consideration multiplied by (B) the number of shares of Company Common Stock for which such Company Warrant is exercisable minus (ii) the aggregate exercise price of such Company Warrant.

         (e) NO LIABILITY. None of Hilton, Parent or the Company shall be liable to any holder of shares of Company Securities for cash which has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         3.2  EXCHANGE OF CERTIFICATES.

         (a) Prior to the Effective Time, Hilton shall designate the Bank of New York to act as Paying Agent in connection with the Merger (the "Paying Agent") for purposes of effecting the exchange of the Merger Consideration for certificates which, prior to the Effective Time, represented Company Securities and which are entitled to receive the Merger Consideration pursuant to Section 3.1. Promptly after the Effective Time, Hilton will provide the Paying Agent in trust for the benefit of the holders of Company Securities with immediately available funds ("Payment Fund") in an aggregate amount equal to the aggregate Merger Consideration to be paid to the holders of Company Securities pursuant to Section 3.1. The Payment Fund shall be invested in deposit reserves by the Paying Agent, as directed by Hilton, to provide for the payment of principal and interest.

         (b) Prior to the Effective Time, the Company shall cause to be mailed to each record holder of an outstanding certificate or certificates of Company Common Stock or Company Warrants (the "Certificates"), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed, and any other required documents, following the Merger the holder of such Certificate shall receive promptly in exchange therefor the Merger Consideration for each Company Common Stock or Company Warrant formerly evidenced thereby, and such Certificate shall forthwith be cancelled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of Hilton that such tax has been paid or is not applicable. One Hundred Eighty (180) days after the Effective Time, Hilton shall be entitled to require the Paying Agent to deliver to it any cash (including any interest received with respect thereto) which it has made available to the Paying Agent and which has not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general unsecured creditors thereof with respect to the cash payable upon due surrender of their Certificates. Hilton shall pay all charges and expenses, including those of the Paying Agent, in connection with the distribution of the Merger Consideration for Company Common Stock and Company Warrants. From and after the Effective Time, until surrendered in accordance with the provisions of this Section 3.2(b), each Certificate (other than Certificates which represented Company Common Stock or Company Warrants held by the Company, Hilton, Parent or any direct or indirect wholly-owned Subsidiary of the Company, Hilton or Parent and other than Dissenting Shares) shall represent for all purposes only the right to receive consideration equal to the Merger Consideration multiplied by the number of shares of Company Common Stock (or for which the Company Warrant is exercisable) evidenced by such Certificate, without any interest thereon. From and after the Effective Time, holders of Certificates shall have no right to vote or to receive any dividends or other distributions with respect to any Company Common Stock which were theretofore represented by such Certificates, other than any dividends or other distributions payable to holders of record as of a date prior to the Effective Time, and shall have no other rights other than as provided herein or by applicable law.

         (c) From and after the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the Company Common Stock or Company Warrants which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Paying Agent or the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Article III.

         (d) The Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock or Company Warrants such amounts as the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"). To the extent that amounts are so withheld by the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made by the Paying Agent.

         (e) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article III, PROVIDED that the person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost stolen or destroyed.

         3.3 DISSENTERS' RIGHTS. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and held by a holder who has delivered a written demand for appraisal of such shares in accordance with
Section 262 of the DGCL ("Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration, as provided in Section 2.1 hereof, unless and until such holder fails to perfect or effectively withdraws or otherwise loses his right to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or otherwise loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, without interest or dividends thereon. The Company shall give Hilton prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and, prior to the Effective Time, Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Hilton, make any payment with respect to, or settle or offer to settle, any such demands.

                                ARTICLE IV

                           ADDITIONAL AGREEMENTS

         4.1 APPROVAL OF GAMING COMMISSIONS; REGULATORY MATTERS. Hilton and Parent shall as promptly as practicable, file or submit those filings and other submissions under applicable Gaming Laws in connection with the Merger, this Agreement and the transactions contemplated hereby, and to respond as promptly as practicable to inquiries received from state or local gaming authorities and to appear before such authorities as promptly as practicable in order to obtain as soon as practicable those approvals and consents required or necessary in connection with the Merger, this Agreement or the transactions contemplated hereby. In addition, Hilton shall, and shall cause its Subsidiaries to (and shall use its reasonable efforts to cause its affiliates other than its Subsidiaries to), if it is necessary to obtain any regulatory approval for the Merger, disassociate themselves from any person or persons deemed, or reasonably likely to be deemed, unacceptable by any Gaming Commission and, in the case of any such person who is a nominee to serve as a director of Hilton or any of its Subsidiaries, Hilton shall, and shall cause its relevant Subsidiary or Subsidiaries to replace any such director nominee with a suitable nominee. Hilton shall keep the Company apprised of the status of any communications with, and any inquiries or requests for additional information from, the Gaming Commissions and shall comply promptly with any such inquiry or request.

                               ARTICLE V

                         CONDITIONS PRECEDENT

         5.1  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER.
The respective obligation of each party to effect the Merger shall be subject to the satisfaction or waiver on or prior to the Effective Time of the following condition:

         (a) EXECUTION AND FINAL JUDICIAL APPROVAL OF SETTLEMENT AGREEMENT. The parties to the Memorandum shall have obtained final judicial approval of the Stipulation of Settlement.

          (b) NO INJUNCTIONS OR RESTRAINTS. No statute, rule, regulation, decree, preliminary or permanent injunction, temporary restraining order or other order of any nature of any court or Governmental Authority shall be in effect that restrains, prevents or materially changes the transactions contemplated hereby; PROVIDED, HOWEVER, that in the case of a decree, injunction or other order, the party invoking this condition shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any decree, injunction or other order.

          (c) GOVERNMENT APPROVALS. Hilton and Parent shall have received all requisite government approvals required to consummate the Merger, including those required under applicable Gaming Laws.


                               ARTICLE VI

                        TERMINATION AND AMENDMENT

         6.1 TERMINATION. Subject to the requirements of the Stipulation of Settlement, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

              (a) by mutual written consent of the Company, on the one hand, and Hilton, on the other hand, or by mutual action of their respective boards of directors; or

              (b) by either the Company or Hilton if any of the conditions set forth in Article 5 shall have become incapable of fulfillment (other than as a result of any breach by the party seeking to terminate the Agreement) and shall not have been waived in accordance with the terms of this Agreement.

         6.2 EFFECT OF TERMINATION. In the event of termination by the Company or Hilton pursuant to Section 6.1, written notice thereof shall promptly be given to the other party and, except as otherwise provided herein, the transactions contemplated by this Agreement shall be terminated and become void and have no effect. Nothing in this Section 6.2 shall be deemed to release any party from any liability for any willful and material breach by such party of the terms and provisions of this Agreement.

         6.3 AMENDMENT. This Agreement may be amended, modified or supplemented only by written agreement of Hilton, Parent and the Company at any time prior to the Effective Time with respect to any of the terms contained herein.

         6.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; and (ii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                            ARTICLE VII

                         GENERAL PROVISIONS

         7.1 ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein, supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter. There are no restrictions, promises, representations or warranties, agreements or undertakings of any party hereto with respect to the transactions contemplated by this Agreement other than those set forth herein or made hereunder.

         7.2 HEADINGS; REFERENCES. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to "Articles", "Sections" or "Exhibits" shall be deemed to be references to Articles or Sections hereof or Exhibits hereto unless otherwise indicated.

         7.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts and each counterpart shall be deemed to be an original, but all of which shall constitute one and the same original.

         7.4 PARTIES IN INTEREST; ASSIGNMENT. Neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.
 Subject to the preceding sentence this agreement shall inure to the benefit of and be binding upon the Company, Hilton and Parent and shall inure to the sole benefit of the Company, Hilton and Parent and their respective successors and permitted assigns.

         7.5 SEVERABILITY; ENFORCEMENT. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                         HILTON HOTELS CORPORATION


                         By: /s/ SCOTT LA PORTA
                            -----------------------------------------
                            Name:  Scott La Porta
                            Title: Senior Vice President and Treasurer


                         BALLY'S CHLV INC.


                         By: /s/ MATTHEW HART
                            ------------------------------------------
                            Name:  Matthew Hart
                            Title:

                         BALLY'S GRAND INC.


                         By: /s/ DAVID ARRAJJ
                            -------------------------------------------
                            Name: David Arrajj
                            Title: Vice President and General Counsel

                                                                        ANNEX II

                               LETTER OF TRANSMITTAL

                         For the Surrender of Certificates
                       Representing Common Stock and Warrants

                                BALLY'S GRAND, INC.

                          in connection with the merger of
                          BALLY'S CHLV INC. with and into
                                BALLY'S GRAND, INC.
                               ______________________

              THE INSTRUCTIONS SET FORTH IN THIS LETTER OF TRANSMITTAL
      SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED

    DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH
                     BELOW WILL NOT CONSTITUTE A VALID DELIVERY


                               THE BANK OF NEW YORK

          BY MAIL:            FACSIMILE TRANSMISSION:         BY HAND OR OVERNIGHT COURIER:
                          (FOR ELIGIBLE INSTITUTIONS ONLY)

  TENDER & EXCHANGE                                             TENDER & EXCHANGE DEPARTMENT
   P.O. BOX 11248                   (212) 815-6213                   101 BARCLAY STREET
 CHURCH STREET STATION                                          RECEIVE AND DELIVER WINDOW
NEW YORK, NEW YORK 10286-1248                                    NEW YORK, NEW YORK 10286

                              FOR INFORMATION TELEPHONE:
                                    (800) 507-9357


                    DESCRIPTION OF SHARES OF COMMON STOCK SURRENDERED
-------------------------------------------------------------------------------------------------
NAME(S) AND ADDRESS(ES) OF REGISTERED HOLDER(S)
(PLEASE FILL IN, IF BLANK, EXACTLY AS NAME(S)       STOCK CERTIFICATE(S) BEING SURRENDERED
APPEAR(S) ON CERTIFICATE(S) OR, IF ALREADY          (ATTACH ADDITIONAL SIGNED LIST IF NECESSARY)
FILLED IN, PLEASE CORRECT ANY ERRORS)               ---------------------------------------------
                                                                                Total Number of
                                                        Certificate          Shares Represented by
                                                         Number(s)               Certificate(s)
                                                    ---------------------------------------------

                                                    ---------------------------------------------

                                                    ---------------------------------------------

                                                    ---------------------------------------------

                                                    ---------------------------------------------

                                                    ---------------------------------------------

                                                    ---------------------------------------------
                                                        Total Shares
-------------------------------------------------------------------------------------------------

NOTE:  SIGNATURES MUST BE PROVIDED BELOW

                             DESCRIPTION OF WARRANTS SURRENDERED
-------------------------------------------------------------------------------------------------
NAME(S) AND ADDRESS(ES) OF REGISTERED HOLDER(S)
(PLEASE FILL IN, IF BLANK, EXACTLY AS NAME(S)                 WARRANTS BEING SURRENDERED
APPEAR(S) ON CERTIFICATE(S) OR, IF ALREADY          (ATTACH ADDITIONAL SIGNED LIST IF NECESSARY)
FILLED IN, PLEASE CORRECT ANY ERRORS)               ---------------------------------------------
                                                                   Total Number of
                                                                      Shares of
                                                                     Common Stock
                                                                     Represented        Current
                                                     Dates(s)              by           Exercise
                                                     of Issue         Warrant(s)*       Price
                                                     --------------------------------------------

                                                     --------------------------------------------

                                                     --------------------------------------------

                                                     --------------------------------------------

                                                     --------------------------------------------

                                                     --------------------------------------------
                                                       Total
                                                       Shares
-------------------------------------------------------------------------------------------------
NOTE:  SIGNATURES MUST BE PROVIDED BELOW

*  Please indicate the number of shares as they appear on the Warrant
   Certificate.

         PLEASE READ AND FOLLOW CAREFULLY THE ACCOMPANYING INSTRUCTIONS
   (Send this Letter of Transmittal and Stock Certificates and/or Warrant Certificates to the Paying Agent at the address set forth on the first page of this Letter of Transmittal)



Ladies and Gentlemen:


          The undersigned has been advised that the merger (the "Merger") of Bally's CHLV Inc. (the "Parent"), an indirect wholly owned subsidiary of Hilton Hotels Corporation ("Hilton"), with and into Bally's Grand, Inc. (the "Company" or the "Surviving Corporation") is anticipated to become effective on March 26, 1998 (the "Effective Time") in accordance with the terms of an Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 6, 1998, by and among the Company, the Parent and Hilton.


          With respect to shares (the "Shares") of Common Stock, par value $.01 per share, of the Company (the "Common Stock") held by the undersigned at the Effective Time, the undersigned hereby surrenders the above-described certificates representing such Shares accompanied by this executed Letter of Transmittal and any other documents required by this Letter of Transmittal, and in exchange therefor, you are hereby requested to deliver to the undersigned as soon as practicable following such surrender, a check in an amount equal to the product obtained by multiplying (A) the number of Shares evidenced by such certificate or certificates by (B) $51.37.

          With respect to Warrants to purchase shares of Common Stock (the "Warrants") held by the undersigned at the Effective Time, the undersigned hereby surrenders the above-described certificates representing such Warrants accompanied by this executed Letter of Transmittal and any other documents required by this Letter of Transmittal, and in cancellation and settlement of such Warrants, you are hereby requested to deliver to the undersigned as soon as practicable following such surrender, a check in an amount equal to the excess of (x) the product obtained by multiplying (A) the number of shares of Common Stock issuable upon the exercise of the Warrants held by the undersigned at the Effective Time by (B) $51.37, over (y) the aggregate exercise price of all Warrants held by the undersigned at the Effective Time.

          The name and address of the registered owner(s) of Shares, should be printed, if they are not already printed, under "Description of Shares of Common Stock Surrendered," as they appear on the certificate(s) representing Shares surrendered hereby. The name and address of the registered owners of Warrants should be printed, if they are not already printed, under "Description of Warrants Surrendered," as they appear on the certificate(s) representing Warrants surrendered hereby. The certificate(s), the date(s) of issue, the exercise price(s), the number of Shares and/or the number of shares of Common Stock represented by Warrants that the undersigned wishes to surrender should be indicated in the appropriate boxes. The undersigned will, upon request, execute any additional documents deemed reasonably necessary or desirable to complete the transmittal of the Shares and/or Warrants surrendered hereby. The undersigned hereby represents and warrants that (a) the undersigned has full power and authority to surrender the Shares and/or Warrants being transmitted herewith as described above for payment as provided herein and that, when the consideration payable to the undersigned is paid in accordance with the Merger Agreement and as set forth above, neither Hilton nor the Surviving Corporation will be subject to any adverse claim in respect of such Shares and/or Warrants, (b) the undersigned has good title to the Shares and/or Warrants being transmitted herewith, free and clear of all liens, claims and encumbrances, and (c) the undersigned has read and agrees to all terms and conditions set forth herein.

          All authority conferred or agreed to be conferred in this Letter of Transmittal shall be binding upon the successors, assigns, heirs, executors, administrators and legal representatives of the undersigned and shall not be affected by, and shall survive the death or incapacity of, the undersigned.

          Delivery of the enclosed certificate(s) shall be effected, and risk of loss and title shall pass, only upon proper delivery thereof to you at the address given above. Surrender of a certificate or certificates representing Shares or Warrants is irrevocable.

          Unless otherwise indicated under "Special Payment Instructions", please issue the check(s) for the consideration described above in the name of the undersigned. Similarly, unless otherwise indicated under "Special Delivery Instructions", please mail the check(s) for such amounts to the address appearing under "Description of Shares of Common Stock Surrendered" and/or Description of Warrants Surrendered."

                                INSTRUCTIONS

     1. DELIVERY OF LETTER OF TRANSMITTAL AND CERTIFICATE(S); SIGNATURE GUARANTEES. Certificates for all surrendered Shares and/or Warrants, as well as a properly completed and duly executed Letter of Transmittal and any other documents required by this Letter of Transmittal, must be received by the Paying Agent at the address set forth in this Letter of Transmittal in order for the appropriate person to receive the consideration set forth in the Letter of Transmittal.

     Notwithstanding any other provision hereof, the consideration set forth in the Letter of Transmittal shall in all cases be paid only after receipt by the Paying Agent of certificate(s) for such Shares and/or Warrants surrendered hereby, a properly completed and duly executed Letter of Transmittal and all other required documents.

     If this Letter of Transmittal is signed by the registered holder of the Shares and/or Warrants surrendered hereby, the signature must correspond with the name written on the face of the certificate(s) or on the agreement(s) without any change whatsoever. If certificate(s) are registered in the name of a person other than the signer of this Letter of Transmittal, the certificate(s) must be duly endorsed, or accompanied by stock power(s) signed by the registered holder(s), with the signature(s) on the endorsement(s) or stock power(s) guaranteed thereon and on this Letter of Transmittal as provided below. If the surrendered certificate(s) are owned of record by two or more joint owners, all such owners must sign this Letter of Transmittal. If this Letter of Transmittal is executed by an officer on behalf of a corporation or by an executor, administrator, trustee, guardian, attorney, agent or other person acting in a fiduciary or representative capacity, the person signing must forward with the Letter of Transmittal such person's full title in such capacity and appropriate evidence of authority to act in such capacity (including court orders and corporate resolutions where necessary), as well as evidence of the authority of the person signing to surrender the Shares and/or Warrants. Questions regarding such evidence of authority may be referred to the Paying Agent.

     IF SHARES AND/OR WARRANTS ARE SURRENDERED BY A REGISTERED HOLDER WHO HAS COMPLETED THE BOX ENTITLED "SPECIAL DELIVERY INSTRUCTIONS," SIGNATURES ON THIS LETTER OF TRANSMITTAL MUST BE GUARANTEED BY A FINANCIAL INSTITUTION (INCLUDING MOST BANKS, SAVINGS AND LOAN ASSOCIATIONS AND BROKERAGE HOUSES) THAT IS A PARTICIPANT IN THE SECURITIES TRANSFER AGENTS MEDALLION PROGRAM, THE NEW YORK STOCK EXCHANGE MEDALLION SIGNATURE PROGRAM OR THE STOCK EXCHANGES MEDALLION PROGRAM (EACH, AN "ELIGIBLE INSTITUTION"). NO SIGNATURE GUARANTEE IS REQUIRED, HOWEVER, IF THIS LETTER OF TRANSMITTAL IS SIGNED BY THE REGISTERED HOLDER(S) OF THE SHARES AND/OR WARRANTS SURRENDERED HEREWITH AND PAYMENT IS TO BE MADE DIRECTLY TO SUCH REGISTERED HOLDER(S) BY CHECK OR WIRE TRANSFER.

     2. METHOD OF DELIVERY OF LETTER OF TRANSMITTAL AND CERTIFICATE(S). The method of delivery of this Letter of Transmittal, the certificate(s), and any other required documents is at the option and risk of the stockholder or warrantholder, but the delivery will be deemed made only when actually received by the Paying Agent. It is suggested that you use overnight courier mail or properly insured registered mail with return receipt requested. A return envelope for mailing is enclosed.

     3. NO CONDITIONAL SURRENDER. No alternative, conditional, irregular or contingent surrender of Shares and/or Warrants or transmittal of this Letter of Transmittal will be accepted. Partial surrender of certificates will not be permitted.

     4. MULTIPLE REGISTRATIONS. If a stockholder's Shares or a warrantholder's Warrants are registered differently on several certificates, it will be necessary for such stockholder and/or warrantholder to complete, sign and submit as many separate Letters of Transmittal as there are different registrations for such stockholder's Shares and/or such warrantholder's Warrants.

     5. INADEQUATE SPACE. If the space provided in this Letter of Transmittal is inadequate, the certificate numbers, the dates of issue, the exercise prices, number of Shares, and/or the number of shares of Common Stock represented by Warrants should be listed on a separate schedule to be affixed hereto.

     6. WAIVER OF APPRAISAL RIGHTS. The holder hereby waives any appraisal rights pursuant to Section 262 of the Delaware General Corporation Law with respect to the Shares held by such holder. All Shares represented by certificates delivered to the Paying Agent will be deemed to have been surrendered.

     7. 31% BACKUP WITHHOLDING. In order to avoid "backup withholding" of Federal income tax on any payment received upon the surrender of Shares or Warrants, a U.S. stockholder or warrantholder must, unless an exemption applies, provide such stockholder's or warrantholder's correct taxpayer identification number ("TIN") on Substitute Form W-9 on this Letter of Transmittal and certify, under penalties of perjury, that such number is correct. If the correct TIN is not provided, a $50 penalty may be imposed on the stockholder or warrantholder by the Internal Revenue Service and the consideration paid for the Shares or Warrants may be subject to backup withholding of 31%.

     If backup withholding applies, 31% of any payment paid to the stockholder or warrantholder or other payee will be withheld. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld, provided that the required information is given to the Internal Revenue Service. If withholding results in an overpayment of taxes, a refund may be obtained by the stockholder, warrantholder, or payee from the Internal Revenue Service.

     The TIN that is to be provided on the Substitute Form W-9 is that of the registered holder(s) of the Shares or Warrants or of the last transferee appearing on the transfers attached to, or endorsed on, the Shares or Warrants. The TIN for an individual is such individual's social security number. If the Shares or Warrants are in more than one name or are not in the name of the actual owner, consult the enclosed "Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9" for additional guidance on which number to report.

     The box in Part 3 of the Substitute Form W-9 may be checked if the tendering stockholder or warrantholder has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future. If the box in Part 3 is checked, the stockholder, warrantholder or other payee must also complete the Certificate of Awaiting Taxpayer Identification Number below the Substitute Form W-9 in this Letter of Transmittal in order to avoid having backup withholding. Notwithstanding that the box in Part 3 is checked and the Certificate of Awaiting Taxpayer Identification Number is completed, 31% on all payments made prior to the time a properly certified TIN is provided will be withheld. However, such amounts will be refunded to such stockholder or warrantholder if a TIN is provided within 60 days.

     Certain stockholders and warrantholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, the stockholder or warrantholder must submit a Form W-8, signed under penalties of perjury, attesting to that individual's exempt status. A Form W-8 with instructions is attached. If a completed Form W-8 from a non-U.S. stockholder or warrantholder is not received, 31% on all payments made will be withheld.

     8. LOST, DESTROYED OR STOLEN CERTIFICATES. If any certificate representing Shares or Warrants has been lost, destroyed or stolen, the stockholder and/or warrantholder should promptly notify the Surviving Corporation by checking the box immediately following special payment and special delivery instructions and indicating the number of Shares and/or Warrants lost. The stockholder and/or warrantholder will then be instructed as to the steps that must be taken in order to replace the certificate and/or agreement. This Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates and/or agreements have been followed.

     9. REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES. Requests for assistance may be directed to, or additional copies of this Letter of Transmittal may be obtained from the Surviving Corporation at the mailing address set forth on the first page of this Letter of Transmittal.



    DELIVERY OF THE CERTIFICATE(S) SHALL BE EFFECTED, AND RISK OF LOSS AND TITLE SHALL PASS, ONLY UPON PROPER DELIVERY THEREOF TO THE SURVIVING CORPORATION,
      AS SET FORTH IN THE INSTRUCTIONS PROVIDED IN THIS LETTER OF TRANSMITTAL

                         SPECIAL PAYMENT INSTRUCTIONS
                              (SEE INSTRUCTION 1)

     To be completed ONLY if the undersigned is entitled to receive in excess of $250,000 and desires payment by wire transfer.

Pay the Consideration by Wire Transfer to:

Name of Bank: __________________________________

Address of Bank: _______________________________

ABA Number: ____________________________________

Account Number: ________________________________

Name on Account: _______________________________


                        SPECIAL DELIVERY INSTRUCTIONS
                             (SEE INSTRUCTION 1)

     To be completed ONLY if a check is to be sent to someone other than the undersigned or to an address other than that shown under "Description of Shares of Common Stock Surrendered," and/or "Description of Warrants Surrendered" above.

Issue check to:

Name: ___________________________________________
                     (Please Print)

Address: ________________________________________

_________________________________________________
                                       (Zip Code)


/ / CHECK HERE IF ANY OF THE CERTIFICATES REPRESENTING THE SHARES AND/OR WARRANTS BEING SURRENDERED HAVE BEEN LOST OR DESTROYED AND SEE INSTRUCTION 8.

     Number of Shares represented by the lost or destroyed certificate: ________ Number of Warrants represented by the lost or destroyed certificate: ______

                                 SIGN HERE
           (ALSO COMPLETE SUBSTITUTE FORM W-9 ON FOLLOWING PAGE)

        ----------------------------------------------------------------

        ----------------------------------------------------------------
                      (Signature(s) of Stockholder(s))


         (Must be signed by the registered holder(s) exactly as name(s) appear(s) on stock or warrant certificate(s) or on a security position listing or by person(s) authorized to become registered holder(s) by certificates and documents transmitted herewith or by a duly authorized representative of any such person. If signature is by an officer on behalf of a corporation or by an executor, administrator, trustee, guardian, attorney, agent or other person acting in a fiduciary or representative capacity, please provide the following information. (See Instruction 1.)).

         Dated:  ___________________________________________________________

         Name(s): __________________________________________________________

         ___________________________________________________________________
                                  (Please Print)

         Capacity (Full Title) _____________________________________________

         Address ___________________________________________________________

         ___________________________________________________________________
                                (Include Zip Code)

         Daytime Area Code and Telephone No. _______________________________

         Employer Identification or
         Social Security No. _______________________________________________

                             GUARANTEE OF SIGNATURES
                        (If Required -- See Instruction 1)

         Authorized Signature ______________________________________________

         Name ______________________________________________________________
                                  (Please Print)

         Name of Firm ______________________________________________________

         Address ____________________________________________________________
                                (Include Zip Code)

         Daytime Area Code and Telephone No. _______________________________

         Dated: ____________________________________________________________

SUBSTITUTE FORM W-9
PAYER'S REQUEST FOR TAXPAYER IDENTIFICATION NUMBER ("TIN")

PART 1--PLEASE PROVIDE YOUR TIN IN THE BOX AT RIGHT AND CERTIFY BY SIGNING AND DATING BELOW:

Social Security Number or
Employer Identification Number
______________________________

PART 2--CERTIFICATION--UNDER PENALTIES OF PERJURY, I CERTIFY THAT:

(1) The number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a number to be issued to me) and
(2) I am not subject to backup withholding either because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (the "IRS") that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding.
     CERTIFICATION INSTRUCTIONS--You must cross out item (2) above if you have been notified by the IRS that you are currently subject to backup withholding because of underreporting interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you are no longer subject to backup withholding, do not cross out such item
     (2).

SIGNATURE ________________________
DATE _____________________________

PART 3
Awaiting TIN / /

-------------------------------------------------------------------------------

NOTE: FAILURE TO COMPLETE AND RETURN THIS SUBSTITUTE FORM W-9 MAY RESULT IN BACKUP WITHHOLDING OF 31% OF ANY PAYMENT MADE TO YOU. PLEASE REVIEW INSTRUCTION 7 ABOVE AND THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.

                     YOU MUST COMPLETE THE FOLLOWING CERTIFICATE
               IF YOU CHECKED THE BOX IN PART 3 OF SUBSTITUTE FORM W-9.

-------------------------------------------------------------------------------

                CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

     I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (a) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or
(b) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number by the time of payment, 31% of all reportable payments made to me will be withheld, but that such amounts will be refunded to me if I then provide a taxpayer identification number within 60 days.

______________________________________              ___________________________
           Signature                                           Date

                                                                      ANNEX III

             SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

SECTION 262.  APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsections (f) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

               a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

               b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an

                                     III-1
          interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

               c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

               d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d)  Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares.
     Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the merger or consolidation and that appraisal rights are available for any or all of the shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal


                                     III-2
     rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify the stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or
     (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated herein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or


                                   III-3
resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance


                                     III-4
of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.
























                                     III-5

                                                                     ANNEX IV


                                        June 12, 1997


The Board of Directors
Bally's Grand, Inc.
3645 Las Vegas Boulevard
Las Vegas, NV 89109


Gentlemen:

     You have engaged us pursuant to the engagement letter, dated as of June 11, 1997, between Bally's Grand, Inc. ("Bally's Grand" or the "Company") and Ladenburg Thalmann & Co. Inc. ("Ladenburg"). Specifically, you have requested our opinion as to whether or not the consideration to be paid in connection with the purchase of common shares (and warrants to purchase common shares) from certain shareholders of the Company for cash consideration of $52.75 per share (and for the warrants the difference between $52.75 per share and the warrant exercise price) (the "Transaction"), pursuant to the Memorandum of Understanding (the "Repurchase Agreement") attached hereto as Exhibit A, is fair, from a financial point of view, to the shareholders of the Company.

     The Repurchase Agreement provides that at the closing of the Transaction, the Company will repurchase 388,561 shares of Bally's Grand common stock and 61,285 warrants to purchase shares of Bally's Grand common stock held by Tower Investment Group, Inc. (Tower") and 578,186 shares of Bally's Grand common stock and 41,413 warrants to purchase shares of Bally's Grand common stock held by Executive Life of New York ("Executive Life") at a price of $52.75 per share in cash for stock, and, for warrants, the difference between $52.75 per share in cash less the exercise price of warrants.

     In connection with rendering this opinion, we have reviewed such information as we have deemed necessary or appropriate for the purpose of stating the opinions expressed herein, including but not limited to the following: (i) the Repurchase Agreement; (ii) the Annual Reports on Form 10-K for Bally's Grand for the three fiscal years ended December 31, 1994, December 31, 1995 and December 31, 1996; (iii) detailed internal financial statements for Bally's Grand for the fiscal years ended December 31, 1995 and December 31, 1996 and the first quarter ended March 31, 1997; (iv) management's five-year projected financial statements for Bally's Grand; (v) Bally's Grand's common stock price and volume trading history; and (vi) publicly available information regarding the industry, Bally's Grand, Inc. and its competitors. In addition, we met with members of senior management of Bally's Grand at its offices in Las Vegas, Nevada to discuss the historical and prospective industry environment and operating results for Bally's Grand.

     In rendering our opinion, we have assumed and relied upon the accuracy, completeness and fairness, without assuming any responsibility for the independent verification of, all financial and other information that was available to us from public sources, that was provided to us by Bally's Grand, or that was otherwise reviewed by us. With respect to financial projections supplied to us, we assume that they have been reasonably prepared based on the Company's then current estimate of results, and we have relied upon such projections and made no independent verification of the bases, assumptions, calculations or other information contained therein. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Bally's Grand, and we do not assume any responsibility for verifying any of the information reviewed by us. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

     In conducting our investigation and analyses and in arriving at our opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant, including: (i) historical revenues, operating earnings, net income and capitalization of the Company and certain other publicly held companies in businesses we believe to be comparable to the Company's; (ii) the current financial and market position and results of operations of the Company; and
(iii) the general condition of the securities market.

     Ladenburg, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate or other purposes. Ladenburg has been retained by the Board of Directors of Bally's Grand to provide this opinion and has received fees and indemnification against certain liabilities for the services rendered pursuant to this engagement. Ladenburg has not provided investment banking or financial advisory services to Bally's Grand in the past.

     In the ordinary course of business, we actively trade securities for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in the debt or equity securities of the Company.

     Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Consideration to be paid in the Transaction is fair, from a financial point of view, to the shareholders of the Company.


                                   Very truly yours,



                                   LADENBURG THALMANN & CO. INC.

                                                                       ANNEX V

                                        February 6, 1998


The Board of Directors
Bally's Grand, Inc.
3645 Las Vegas Boulevard
Las Vegas, NV 89109


Gentlemen:

     You have engaged us pursuant to the engagement letter, dated as of June 11, 1997, as supplemented by the letter dated February 5, 1998, between Bally's Grand, Inc. ("Bally's Grand" or the "Company") and Ladenburg Thalmann & Co. Inc. ("Ladenburg"). Specifically, you have requested our opinion as to whether or not the consideration to be received in connection with the sale of all remaining common shares (and warrants to purchase common shares) of the Company not already held by Hilton Hotels Corporation ("Hilton") to Hilton for cash consideration of $52.75 per share, less attorney's fees and other expenses (and for the warrants the difference between $52.75 per share and the warrant exercise price, less attorney's fees and other expenses) (the "Transaction"), pursuant to the draft Merger Agreement dated as of February 6, 1998 (the "Merger Agreement"), is fair, from a financial point of view, to the shareholders (and warrant holders) of the Company.

     The Merger Agreement provides that at the closing of the Transaction, Hilton will acquire all remaining shares of Bally's Grand common stock not already held by Hilton in exchange for $52.75 per share in cash (less attorney's fees and expenses awarded by the Court) for stock, and, for warrants, the difference between $52.75 per share in cash (less attorney's fees and expenses awarded by the Court) less the exercise price of warrants.
     In connection with rendering this opinion, we have reviewed such information as we have deemed necessary or appropriate for the purpose of stating the opinions expressed herein, including but not limited to the following: (i) the Merger Agreement; (ii) the Annual Reports on Form 10-K for Bally's Grand for the three fiscal years ended December 31, 1994, December 31, 1995 and December 31, 1996; (iii) the Quarterly Report on Form 10-Q for the Company for the nine months ended September 30, 1997; (iv) detailed internal financial statements for Bally's Grand for the fiscal years ended December 31, 1995, December 31, 1996 and December 31, 1997; (v) management's five-year projected financial statements for Bally's Grand; (vi) Bally's Grand's common stock price and volume trading history; and (vi) publicly available information regarding the industry, Bally's Grand, Inc. and its competitors. In addition, we met with members of senior management of Bally's Grand at its offices in Las Vegas, Nevada to discuss the historical and prospective industry environment and operating results for Bally's Grand.

The Board of Directors
Bally's Grand, Inc.
February 6, 1998
Page 2

     In rendering our opinion, we have assumed and relied upon the accuracy, completeness and fairness, without assuming any responsibility for the independent verification of, all financial and other information that was available to us from public sources, that was provided to us by Bally's Grand, or that was otherwise reviewed by us. With respect to financial projections supplied to us, we assume that they have been reasonably prepared based on the Company's then current estimate of results, and we have relied upon such projections and made no independent verification of the bases, assumptions, calculations or other information contained therein. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Bally's Grand, and we do not assume any responsibility for verifying any of the information reviewed by us. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

     In conducting our investigation and analyses and in arriving at our opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant, including: (i) historical revenues, operating earnings, net income and capitalization of the Company and certain other publicly held companies in businesses we believe to be comparable to the Company's; (ii) the current financial and market position and results of operations of the Company; and
(iii) the general condition of the securities market.

     Ladenburg, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate or other purposes. Ladenburg has been retained by the Board of Directors of Bally's Grand to provide this opinion and has received fees and indemnification against certain liabilities for the services rendered pursuant to this engagement. Ladenburg has not provided investment banking or financial advisory services to Bally's Grand in the past.

     In the ordinary course of business, we actively trade securities for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in the debt or equity securities of the Company and Hilton.

     Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Consideration to be received in the Transaction is fair, from a financial point of view, to the shareholders (which includes the warrant holders) of the Company.


                                   Very truly yours,



                                   LADENBURG THALMANN & CO. INC.